UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2013

Commission File Number: 000-52752

W. S. INDUSTRIES INC.
(Exact name of registrant as specified in charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

98-0439650
(IRS Employer Identification Number)

Suite 1120, 470 Granville Street

Vancouver, British Columbia

V6C 1V5 Canada
(Address of principal executive offices)

(604) 713-8010
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

ð Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ð Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

ð Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

ð Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

FORWARD LOOKING INFORMATION

This report contains certain forward-looking statements and forward looking information which are based upon our current internal expectations, estimates, projections, assumptions and beliefs as at the date of such statements or information, including, among other things, assumptions with respect to future capital expenditures and cash flows.  The reader is cautioned that the assumptions used in the preparation of such information may be incorrect.  In some cases, words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “may”, “will”, “potential”, “proposed” and other similar words, or statements that certain events or conditions “may” or “will” occur, are intended to identify forward-looking statements and forward-looking information.  These statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in the forward-looking statements or information.  In addition, this report may contain forward-looking statements and information attributed to third party industry sources.  By its nature, forward-looking information involves numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur.  Such forward-looking statements and information in this report speak only as of the date of this report.

In making the forward looking statements in this report, we have applied certain factors and assumptions that we believe are reasonable, including that there is no material deterioration in general business and economic conditions; that the supply and demand for, deliveries of, and the level and volatility of prices of metals and minerals develop as expected; that we receive any regulatory and governmental approvals for our projects on a timely basis; that we are able to obtain financing on reasonable terms; that we are able to procure equipment and supplies in sufficient quantities and on a timely basis; that engineering and exploration timetables and capital costs for our company’s exploration plans are not incorrectly estimated or affected by unforeseen circumstances and that any environmental and other proceedings or disputes are satisfactorily resolved.

Forward-looking statements and information in this report include, but are not limited to, statements with respect to:

•

our intent to acquire assets and to advance our property towards the development stage;

•

the acquisition of additional mineral properties by us;

•

our ability to obtain all governmental approvals, permits and third party consents in connection with our exploration and development activities;

•

our future exploration, capital and operating costs, including the costs and potential impact of complying with existing and proposed environmental laws and regulations;

•

general business and economic conditions;

•

growth expectations within our company;

•

capital expenditure programs and the timing and funding thereof;

•

expected levels of operating costs, general and administrative costs, costs of services and other costs and expenses; and

•

expectations regarding our ability to raise capital.

Although we believe that the expectations reflected in the forward-looking statements and information are reasonable, there can be no assurance that such expectations will prove to be correct.  We cannot guarantee future results, levels of activity, performance or achievements.  Consequently, there is no representation by us that actual results achieved will be the same in whole or in part as those set out in the forward-looking statements and information.  Some of the risks and other factors, some of which are beyond our control, which could cause results to differ materially from those expressed in the forward-looking statements and information contained in this report, but are not limited to:

•

general economic conditions in Canada, Mexico and globally;

•

whether financing for our exploration and development activities will be available when needed and on terms satisfactory to us;

•

our ability to attract and retain skilled staff, and maintain good relations with our staff;

•

whether our exploration and development activities on the Property will proceed in accordance with current timetables;

•

whether certain consumables and services will be available to us when needed and on terms satisfactory to us;

•

failure to obtain industry partner and other third party consents and approvals, when required;

•

stock market volatility and market valuations;

•

the availability of capital on acceptable terms and the use of proceeds of financings;

•

the need to obtain required approvals from regulatory authorities; and

•

the other factors disclosed under “Risk Factors” in this report and in other reports we file with securities regulators.

Readers are cautioned that the foregoing list of factors is not exhaustive.  The forward-looking statements and the forward-looking information contained in this report are expressly qualified by this cautionary statement.  We are not under any duty to update any of the forward-looking statements or information after the date of this report to conform such statements or information to actual results or to changes in our expectations except as otherwise required by applicable securities laws.

PRESENTATION OF INFORMATION

W. S. Industries, Inc. (“WS Industries”) entered into an Agreement and Plan of Merger dated April 22, 2013 (the “Merger Agreement”) by and among WS Industries, W.S. Merger Corp., a Nevada company and a wholly owned subsidiary of WS Industries (“Merger Sub”), Rio Plata Exploration Corporation, a company organized pursuant to the laws of the Province of British Columbia, Canada (the “Corporation”), and certain holders (the “WS Debt Holders”) of debt of WS Industries (the “WS Debt”), pursuant to which, at the effective time of the merger on May 14, 2013, the WS Debt Holders sold their WS Debt to certain purchasers, who converted such debt into an aggregate of 5,000,000 shares of WS Industries, and Merger Sub was merged with and into the Corporation (the “Merger”). Merger Sub remained as the surviving entity in the Merger and succeeded to all of the assets, liabilities and operations of the Corporation and the Corporation effectively became a wholly owned operating subsidiary of WS Industries. Shareholders of the Corporation exchanged their shares of the Corporation for an aggregate of 28,000,000 shares of WS Industries under the Merger, including holders of short-term debt of the Corporation that converted their debt into shares of the Corporation prior to the effective time of the Merger.

The Merger constitutes a change in control of WS Industries and, accordingly, is accounted for as a “reverse merger” with the Corporation treated as the acquiring entity and operating company for accounting purposes. As a result, this current report includes the audited consolidated financial statements as of and for the years ended March 31, 2012 and 2011 and the interim unaudited consolidated financial statements as of and for the nine months ended December 31, 2012 and 2011 of the Corporation, as well as unaudited pro forma condensed combined financial information of the Corporation and WS Industries.  These financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”).

All financial information in this current report is presented in U.S. dollars, unless otherwise indicated, and should be read in conjunction with the financial statements and notes thereto included in this current report.

As used herein, the words the “Corporation,” “Rio Plata,” “we,” “us,” and “our” refer to the current Nevada corporation operating the business acquired from Rio Plata.

ENFORCEMENT OF CIVIL LIABILITIES

A substantial majority of our assets are located outside the United States. Furthermore, our directors and officers reside outside the United States and all or most of the assets of those officers and directors may be located outside the United States. As a result, investors may find it difficult to effect service of process within the United States upon us or these persons or to enforce outside the United States judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States. It may also be difficult for an investor to bring an original action in a Canadian, Mexican or other foreign court predicated upon the civil liability provisions of the U.S. federal securities laws against us or these persons.

In particular, there is doubt as to the enforceability of original actions in Canadian and Mexican courts of civil liabilities predicated solely upon U.S. federal securities laws, and the enforceability in Canadian and Mexican courts of judgments entered by U.S. courts predicated upon the civil liability provisions of U.S. federal securities laws will be subject to compliance with procedural and other requirements under Canadian and Mexican law, including the condition that the judgment does not violate Canadian or Mexican public policy.

Item 1.01

Entry into Material Definitive Agreement

The disclosures set forth in Item 2.01 hereof are hereby incorporated by reference into this Item 1.01.

Item 2.01

Completion of Acquisition or Disposition of Assets

Pursuant to a Merger Agreement by and among WS Industries, Merger Sub, Rio Plata, and the WS Debt Holders, Merger Sub merged with and into Rio Plata, with Merger Sub remaining as the surviving entity which succeeded to all of the assets, liabilities and operations of the Corporation and the Corporation effectively became a wholly owned operating subsidiary of WS Industries. The name of Merger Sub was changed to Rio Plata Exploration Corporation at the effective time of the Merger. The Merger was effective as of May 14, 2013, upon the filing of Articles of Merger with the Secretary of State for the State of Nevada (the “Effective Time”).

At the Effective Time of the Merger, the following steps occurred:

(a) All shares of common stock of WS Industries held by the principal shareholder of WS Industries were automatically cancelled and extinguished and no payment was made with respect to those shares;

(b) All common shares of Rio Plata issued and outstanding immediately prior to the Effective Time were automatically converted into and exchangeable for an aggregate of 28,000,000 fully paid and non-assessable shares of common stock of WS Industries;

(c) All common shares of Rio Plata held at the Effective Time by Rio Plata as treasury stock were cancelled and extinguished and no payment was made with respect to those shares;

(d) Each common share of Rio Plata issued and outstanding immediately prior to the Effective Time and owned by Merger Sub or WS Industries was cancelled and extinguished without any conversion thereof and no payment was made with respect thereto;

(e) All WS Debt owned by the WS Debt Holders was automatically sold to certain purchasers and automatically converted into an aggregate of 5,000,000 fully paid and non-assessable shares of common stock of WS Industries;

(f) All shares of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time were converted into and became one validly issued, fully paid and non-assessable share of common stock of the merged company;

(g) (i) The property, rights and interests of Rio Plata shall continue to be the property, rights and interests of the merged company, (ii) the merged company shall continue to be liable for the obligations of Rio Plata, (iii) an existing cause of action, claim or liability to prosecution in respect of Rio Plata is unaffected, (iv) a legal proceeding being prosecuted or pending by or against Rio Plata may be prosecuted or its prosecution may be continued, as the case may be, by or against the merged company, and (e) a conviction against, or a ruling, order or judgment in favor of or against Rio Plata may be enforced by or against the merged company; and

(h) WS Industries assumed all obligations of Rio Plata under Rio Plata’s Stock Option Plan.

As a condition to the Merger, WS Industries, Merger Sub and the Corporation entered into an Indemnity Agreement dated April 22, 2013 (the “Indemnity Agreement”) with Robert Bell, a common officer and director, pursuant to which they agreed to indemnify such officer and director for actions taken by such officer and director in connection with the consideration, approval and consummation of the Merger and certain related transactions. A copy of the Indemnity Agreement is filed herewith as Exhibit 10.1, and is incorporated hereby by reference.

As a result of the Merger, the former stockholders of Rio Plata hold approximately 77% of the outstanding shares of capital stock of WS Industries. Accordingly, the Merger represents a change in control of WS Industries. As of the date of this report, there are 36,131,000 shares of WS Industries’ common stock outstanding.

The Merger is accounted for as a capital transaction. Upon effectiveness of the Merger, Rio Plata’s business became the business of WS Industries. Upon completion of the Merger, all management of WS Industries resigned and the management of Rio Plata became the management of WS Industries.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is hereby incorporated by reference herein.

The board of directors of WS Industries has proposed a transaction following the Merger pursuant to which Merger Sub will be merged with and into WS Industries, leaving WS Industries as the surviving corporation which will succeed to all of the assets, liabilities and operations of Rio Plata, effectively making Rio Plata the public entity (the “Short-Form Merger”). In connection with the Short-Form Merger, WS Industries will relinquish its corporate name and assume the name “Rio Plata Exploration Corporation.” The Short-Form Merger and name change will become effective upon the filing of Articles of Merger with the Secretary of State for the State of Nevada.

DESCRIPTION OF BUSINESS OF RIO PLATA EXPLORATION CORPORATION

The following discussion of the business of Rio Plata contains certain technical terms which are not defined when used in the discussion. See “Glossary of Technical Terms” at the end of the “Property” section for their meanings.

Corporate Structure

Rio Plata Exploration Corporation was incorporated in British Columbia, Canada pursuant to the Business Corporations Act (British Columbia) on August 16, 2006. Upon completion of the Merger, WS Industries will retain the name “WS Industries Inc.” until the subsequent completion of a name change to “Rio Plata Exploration Corporation” through the Short-Form Merger. The merged company will be governed by Chapter 78 of the Nevada Revised Statutes and other applicable laws of the State of Nevada. The company’s head office and records office is and will be located at Suite 1120, 470 Granville Street, Vancouver, British Columbia V6C 1C5 Canada.

Intercorporate Relationships

The merged company will operate through a wholly owned subsidiary, Real de Plata Resources S.A. de C.V. (“Real de Plata”) incorporated on November 8, 2007 pursuant to the laws of Mexico. The following diagram sets out the inter-corporate relationship of the merged company and its subsidiaries:

Rio Plata Exploration Corporation (Nevada)
â (100%)
Real de Plata Resources S.A. de C.V. (Mexico)

General Development of the Business

The Corporation is engaged in the business of mineral exploration in Mexico.  The Corporation’s primary property is the Metates property located approximately 110 kilometers NW of the city of

Mazatlan, Municipality of Mazatlan, in the State of Sinaloa, Mexico. The property is in the exploration stage and is currently without a known body of commercial ore.

Exploration Contract

The Corporation’s wholly owned subsidiary, Real de Plata, has entered into an Exploration Contract and Unilateral Promise of Sale dated August 26, 2010 (the “Exploration Contract”) with Manuel de Jesus Hernandez Tovar (the “Optionor”) pursuant to which the Corporation was granted the option (the “Option”) to purchase a 100% interest in seven (7) mineral exploration concessions which comprise the Property (the “Concessions”) and certain mineral processing and benefiting assets (the “Assets”). These Concessions are more particularly described under “The Property” herein.  Under the Option, the Corporation may elect to purchase some, but not all, of the Assets.

Pursuant to the terms of the Exploration Contract, Real de Plata has the Option to purchase the Concessions and the Assets for the price of US$6,100,000 (the “Purchase Price”) payable over a period of 49 months, of which US$750,000 has been paid to date. On May 9, 2013, the Corporation and Optionor entered into a letter of intent pursuant to which the Corporation can acquire a full interest in the Concessions and Assets upon the payment of US$450,000 on July 15, 2013 and a further payment of US$2,000,000 on January 15, 2014.

Payment of the Purchase Price or any portion thereof is optional.  Real de Plata is entitled to terminate the Exploration Contract at any time but in such event any payments on account of the Purchase Price made prior to the date of termination are non-refundable.

In addition to the payment of the Purchase Price, the Optionor is also entitled to receive a net smelter return royalty of 0.33% on the minerals extracted and recovered from the Concessions.

The Exploration Contract also includes an area of interest provision which, on election by Real de Plata, requires that the Optionor transfer to Real de Plata any mining concessions or applications for mining concessions acquired by the Optionor within an area of five (5) kilometers from the external perimeter of each of the Concessions.  In such event, Real de Plata is required to pay to the Optionor the sum of US$100 for each mining concession or application for mining concession acquired by the Optionor.  In addition, prior to the exercise of the Option, the Exploration Contract provides Real de Plata the right to access the Property and the surface lands, and to explore for and exploit any minerals located on the Property.

Pursuant to the Exploration Contract, Real de Plata has agreed to: (i) conduct all exploration and, if applicable, exploitation operations in a careful and miner-like manner and in compliance with all laws and regulations applicable to the Property; (ii) prepare and submit all required reports on  exploration work and, if applicable, exploitation work, and pay all applicable duties, taxes and other charges required to maintain the Concessions in good standing with applicable governmental authorities; (iii) use its best efforts to prevent access to the Concessions by third parties, other than authorized employees and contractors; and (iv) assume all responsibility for the activities undertaken by it and its employees and contractors on the Concessions.

The Exploration Contract will terminate: (i) at any time during the term of the Exploration Contract by Real de Plata giving 15 days notice to the Optionor; or (ii) upon election of a party if the other party is in breach of any of its obligations under the Exploration Contract and the default has not been cured by the defaulting party within 30 days of notice of default.

Assignment of Applications for Concessions

The Optionor and Real de Plata also entered into an Assignment of Mining Rights Contract dated August 27, 2010 (the “Assignment”) pursuant to which the Optionor assigned to the Corporation its interests in applications for six (6) new mineral exploration concessions at the Property (the

“Applications”). The Applications are more particularly described under “The Property – Property Description and Location” herein.  In consideration for the assignment, Real de Plata granted the Optionor a 0.33% net smelter return on the minerals extracted and recovered from the mining concession resulting from the Applications (once issued).

Asset Operation Contract

The Optionor and Real de Plata also entered into an Asset Operation Contract dated August 27, 2010 (the “Operation Contract”) pursuant to which the parties have set forth their rights and obligations with respect to the use of the Assets during the term of the Exploration Contract.

The Operations Contract provides that the Optionor shall be the operator of the Assets for as long as the Optionor has readily available for processing and benefiting through the Assets, minerals mined by the Optionor prior to the date of the Operation Contract. Thereafter, the Operation Contract shall be deemed to have terminated and Real de Plata shall have full control over the use and operation of the Assets during the term of the Exploration Contract.

During the term of the Operation Contract, Real de Plata is entitled to receive from the Optionor a 20% participation in the net returns, before taxes, realized from the sale of minerals processed and benefited through the Assets by the Optionor.  The Optionor is solely responsible for all activities undertaken by it and its employees and contractors in connection with the use of the Assets and has agreed to indemnify and hold Real de Plata harmless against all losses and damages that may be suffered by Real de Plata as a result of the Optionor’s operation of the Assets.

Since entering into the Operation Contract, the Optionee has not in any material respect employed the Assets to process and benefit minerals and, accordingly, Real de Plata has received no payments from the Optionor on account of its 20% participation interest in net returns from mineral processing and benefiting activities.  Management does not anticipate that any such payments will be made to it in the near future and does not consider the Assets to be material to its future operations.

Narrative Description of the Business

The Corporation is engaged in the business of mineral exploration in Mexico.  Its objective is to locate and develop economic precious and base metals properties of merit. As of the date hereof, the Corporation is the holder of the Exploration Contract, which entitles the Corporation to acquire a 100% interest in the Property and the Assets.  Going forward, the Corporation will focus on the exploration of the Property and such other properties that it may acquire.

The Property

The property suite is located 107 kilometres north east of the City of Mazatlan, in the Municipality of Mazatlan and State of Sinaloa, Mexico, at an elevation of 1,180 metres above sea level. The claims are roughly centered near the old Metates Town mine camp, north of the Presidio River.

The property suite currently contains separate blocks of mine claims of 15,789 hectares in total.  The optioning company, Rio Plata Exploration Corp. originally increased the property suite held by the vendor, Mr. Manuel De Jesus Hernandez Tovar in 2010. The original lots were secured by contract by Rio Plata Exploration Corp. in addition to the Applications Lots that were properties either under application at the time of the agreement or secured shortly thereafter by a qualified Mexican land surveyor. The application numbers have now been replaced with registered concession numbers. The property concessions, applications, mine and mill have all been included in the acquisition process under the following formula starting in 2008:

Over a 49 month period all of the above noted assets (100%) were to be transferred to Rio Plata Exploration Corp. through a series of staged payments totalling $6,100,000 USD.  On May 9,

2013, the Corporation and Optionor entered into a Letter of Intent pursuant to which the Corporation can acquire a full interest in the Concessions and Assets upon the payment of US$450,000 on July 15, 2013 and a further US$2,000,000 on January 15, 2014. Mr. Tovar (the “Vendor”) will also receive an NSR of 1/3 of one percent of any future production.

During the first 12 months, the Vendor had full authority and right to run the mill but the company controlled where the mill feed is taken from. The feed came from waste dumps, underground or from exploration workings on the property.  During this 12-month period, the company was also to receive a 20 percent net profit from mill operations.

After the initial 12-month period, the company gained the right to fully control the mill operations. Once the final payment is made for the full property suite, the company gains full ownership of all items listed in the agreement including the mine and mill. The company also reserved the right to abandon the project at any time prior to full payment with the loss of any payments or improvement costs made to that date. Under the Letter of Intent of May 9, 2013, the Corporation has also been granted full control of the mill facility for the purpose of small scale production.  The control of the mill is not conditional to the completion of the buyout option.

The old mine workings that are the main subject of this report, provide the foundation materials for understanding the regional geological structure hosting the main vein system. Over 100 years of mine development on the slopes above Metates has resulted in a complex hand excavation of 6 levels rising 230 metres over a 650-metre strike. The main workings are focused on winning silver rich rock with gold credits from a single near vertical vein system. The vendor of the property had operated a small crushing, milling and concentration plant at the site until 2012. Production was occurring from utilization of waste dump materials and easily reached stopes in levels 2 and 4.

Based on exploration developments in 2010 to present the company decided to greatly increase the property suite by staking additional ground to the north, east, west and south of the ground held under the preceding contractual arrangements. The additional lands are fully held by the company and are not subject to the confines of the agreement. The original optioned Metates Property including the former Metates mine totaled 942ha of concessions. The new staking added additional applications totaling

5 056ha. The newest staked applications total an additional 9 791ha. Since optioning the original Metates Property, Rio Plata Exploration Corp. has increased its total land package from 942ha to 15 789ha. This additional acquisition represents an increase of 2.63 times the size of the company’s previous position. This action has now secured additional prospective ground that encompasses all of the known and suspected historical mining sites within the region on available land.

Expeditions into the areas surrounding the main mine works has resulted in the discovery of an additional 9 adits, 2 vertical shafts and 4 old trench works and 3 old mills, distal to the main mine works and mill. Local residents have also related reports of un-mapped historical town sites and potential mine sites quite distal to the main mine. In addition, old coinage was found in possession of the elders that indicate the Metates region had its own local currency somewhere between 1853 and 1940. The only way such an economy could exist with its own miner specific coinage for part and full day’s work is if the mining operations in the region were extensive.

While some distance to the north, east and west of the main mine there are currently three large mine camps that currently support underground operation in lithology similar to the Metates area.

The regional geological setting for the project area is a complex mix of volcanic-sedimentary and metamorphic sequences with its main foundation emplacements dating to the Oligocene to Miocene. The entire suite of igneous, intrusive and extrusive rocks mixed with sedimentary and metamorphic zones are present in the region. Discordant boundaries are noted between the lower polymictic conglomerates and andesitic flows that are covered with upper zone ignimbrites and rhyolitic lavas and tuff zones. The Sinaloa Batholith is a large intrusive structure that contributed to the emplacement of aplitic and andesite dykes in the region. Dioritic porphyry zones and ultra basic intrusives add to the complex basement.

The core elements have been covered with Paleocene-Eocene sequences of andesites and mixed volcanics filling bowls and depressions. Thick layers of tuff are noted in the region, that add to the chemical complexity of the surface layers. However, additional regional faulting that is probably associated with the volcanic settling events has resulted in NW-SE and NE-SW crossing faults. The complex faulting sequences have generated slates, schists and phylitic zones in the intercalated lavas. There is also an apparent predominance of mineral concentration along quartz veins.

In the adits, the sharp contacts of a complex brecciated quartz injected vein within a rhyolitic host provide the most information. The main known vein and at least 2 other semi parallel veins dip at 80 degrees east through the floor to levels one and zero below and up to level 5 above in a complex configuration. The current modelling indicates that there are at least three main veins within a possible 50 m wide zone of failure.

There are several old exploration adits and trenches scattered about the area. From the initial examination of the property it was determined that the geology is much more complex than originally thought and the extent of the possible targets zones much larger.

The current exploration thrust is to determine the geological associations and possible metalliferous enrichment from a collapsed crater structure located roughly 4 kilometres south of the main mine. Additional vein traces have been located over a 2 square kilometer area south of the mine and preliminary field examination indicates that the magmatic engine (heat source) for all of the known veins may be from the crater area. However, what appears to be a significant EW shear zone crosses the strike lines of the known vein systems to the north. This intersecting structure could present additional concentration effects. At the present time there is no further data to report on this postulation apart from the discovery of mine works along the shear zone.

Roughly 1 km to the north of the main mine the old town site of Manzanillo and 5 mines related to it was located along the south bank of the river that traces the east/west shear zone. Half a kilometer the west of this site another mill was also located along the river.

To the north of the river two additional mills and 5 mine works were also located in recent exploration efforts. All of the mills contain heavily overgrown steel components that will have to be opened and explored to determine the size of the mill complexes and any additional mine works.

A significant and well defined diamond drill program will be required throughout the area to determine the true nature of the mineralized veins. Exploration to date has consisted of close examination of the underground workings, several expeditions to distal old mine workings and GPS based mapping. Chip and channel samples were taken above and below ground to both establish correlations with older data sets and also widen the regional knowledge base. Petrographic, microscopic and scanning electron microscopic work has been performed to augment the assay data.

From the preliminary work done on the property suite the company has undertaken recommendations to increase the property boundaries. This will allow for a seamless exploration area in which drill holes can be spotted and linear vein structures can be followed. The Corporation feels that there is a strong possibility of additional significant sections of mineralized rock in close proximity and well distal to the current mine site.

In summary, our geologist recommends that the initial drilling be undertaken in proximity to the mine to better define the nature of the system. Once the dynamics of emplacement are better understood, the drilling can then be moved out to the possible truncating shear zone to the north and south to the lower mineralized volcanic sequences near El Nacimiento. A much more comprehensive 3D modeling program will be required in the future to better articulate the grade, structural and geochemical associations required to expand the mine model.

The company has acquired a significant parcel of land that is highly prospective for gold and silver mineralization. Having an even small operating mill next to the old mine workings is certainly a significant added benefit. Test loads can be run through the mill as required to provide bulk sample values in selected areas. This is a preferred method of establishing grade and volume estimates as chip and channel assay values can be erratic. Additional assay work and petrographic examinations will be required on an ongoing basis to define the geochemical associations of the assorted mineralized zones.

See “Property” below for more information

Employees and Consultants

The Corporation currently has no employees, other than its officers. The Corporation plans to contract out the majority of its operations, including work completed by geologists, geophysicists and engineers on a project basis in order to best manage these costs.

The Corporation requires the services of geologists, geophysicist, engineers and other professionals to explore and analyze mineral prospects and to determine a method in which the minerals may be developed in a cost-effective manner.  In addition, the Corporation will rely on the owners and operators of equipment to drill and develop prospects.  Although the Corporation believes that it will be able to acquire these services as needed in the future, there can be no assurances that such will be the case.  See “Risk Factors”.

Specialized Skill and Knowledge

Management of the Corporation believes it possesses the technical experience and expertise required to successfully identify, acquire, explore and develop, mineral resources.  Certain of the directors and officers have been involved in mineral exploration activities for more than a decade.  While management of the Corporation believes that it possesses the skills and resources necessary to achieve the Corporations’ objectives, participation in exploration and development of mineral resources and reserves has a number of inherent risks.  See “Risk Factors”.

Competitive Conditions

Mineral exploration and the acquisition of undeveloped properties is a highly competitive and speculative business. The Corporation competes with a number of other companies, including major mining companies and other independent operators which are more experienced and which have greater financial and personnel resources.  The Corporation does not hold a significant competitive position in the mining industry.  See “Risk Factors”.

Stated Business Objectives

The principal business currently carried on and intended to be carried on by the Corporation is the acquisition, exploration and development of mineral resource properties.  As the Property is in the exploration stage, the Corporation intends to use existing working capital and net proceeds raised pursuant to any financings to pay for the exploration program on the Property, as well as loan repayment.  The Corporation may decide to acquire other properties in the future in addition to the mineral properties described below.

Milestones

In order to accomplish the above noted business objectives, the Corporation is planning a phased exploration program on the Property (see “Property” below).  In the event that Phase 1 of the exploration results warrant further exploration on the Property and, subject to raising additional funds, then Phase 2 of the exploration work program would be undertaken.   The Phase 2 exploration program consists primarily of a drilling program to provide the Corporation with additional information to better understand the vein system lithology and orientation.  Details of the Phase I and Phase II work program are contained in the Technical Report and summarized under “The Property-Recommended Exploration from Programs and Budgets” herein.

Carrying on Business in Mexico

Mining Regulation

The exploration and exploitation of minerals and substances subject matter of the Mexican Mining Law may only be carried out in Mexico by Mexican citizens, ejidos, agrarian communities, indigenous communities to which article 2 of the Federal Constitution make reference and or Mexican companies incorporated under Mexican laws, by means of obtaining mining concessions.  In order for a Mexican company formed under the Mexican laws be considered as legally capable to hold mining concessions, the following requirements should be met: (i) that its corporate purpose contemplates the exploration and exploitation of minerals subject matter of the Mexican Mining Law; (ii) that its legal domicile is located within the Mexican Republic; (iii) that the participation of foreign investors in its capital is adjusted to the provisions of the Foreign Investment Law; and (iv) it is recorded in the Public Registry of Mining. Foreign investment participation in Mexican mining companies is currently allowed in up to 100%.  Mining concessions are granted by the Mexican federal government through the Ministry of Economy for a period of fifty (50) years from the date of their recording in the Public Registry of Mining and are not renewable if their holders did not incur in the cancelation causes provided for in the Mexican Mining Law and apply for an extension within five years prior to their expiration.  Failure to apply prior to the expiration of the term of the mining concession will result in termination of the concession.  Mining concessions are subject to annual assessment work requirements (including the filing of an annual assessment work report), and payment of mining duties (aka surface taxes) which are assessed and levied on a semi-annual basis. Such concessions may be transferred or assigned by their holders, but such transfers or assignments must comply with the requirements established by the Mexican Mining Law and be registered before the Public Registry of Mining, in order to be valid against third parties.

As of this date, Mexican Mining Law does not require payment of finder’s fees or royalties to the Government, except in the case of mining concessions granted as a result of a public bidding over lands formerly covered by either zones of mineral reserves or allotments cancelled, in which case the holders are committed to pay the economic consideration and the discovery premium offered.  None of the property interests to be held by Real de Plata are under such fee regime.

Foreign Investment Regulation

Foreign investment regulation in Mexico is governed by the Law of Foreign Investment and its Regulations. As indicated above, foreign investment of up to 100% in Mexican mining companies is freely permitted.  Mexican companies with foreign investment in their capital stock must be registered with the National Registry of Foreign Investment which is maintained by the Ministry of Economy.

Environmental Regulation

Mexico has federal and state laws and regulations relating to the protection of the environment, including regulations concerning environmental impact, natural protected areas, the use of land, exploration and exploitation of non-renewable resources, management and disposal of hazardous substances and waste, as well as in respect of water, air, noise pollution, among others.

The principal environmental regulation in Mexico is the General Law of Ecological Balance and Environmental Protection, which provides general environmental rules and policies with specific requirements set forth in several regulations on air pollution, the control and disposal of hazardous substances and waste, environmental impact and others (the “Environmental Regulations”).  Additionally, there are a series of “Mexican Official Standards” that establish ecological and technical rules, standards and requirements on various environmental related matters (the “Ecological Official Standards”).

The Secretaría de Medio Ambiente y Recursos Naturales (the “Ministry of the Environment and Natural Resources” or “SEMARNAT” as it is also known for its initials in Spanish) is the federal Mexican authority in charge of monitoring compliance with the provisions of the General Law of Ecological Balance and Environmental Protection, the Environmental Regulations and the Ecological Official Standards (collectively the “Environmental Laws”) and is also generally in charge of granting environmental permits, licenses and authorizations.  On enforcement and prosecution matters, the SEMARNAT acts mainly through the Federal Bureau of Environmental Protection (“Procuraduría Federal de Protección al Ambiente” or “PROFEPA” as it is also known for its initials in Spanish) and in certain cases through other governmental entities under its control or coordination.

Environmental Laws also regulate environmental protection in the activities performed in the mining sector in Mexico. In order to comply with these laws, a series of permits, licenses and authorizations must be obtained by the holder of a mining concession during the exploration, exploitation and beneficiation or processing stages of a mining project.  Generally, these permits and authorizations are issued on a timely basis after the completion of an application and assessment by the concession holder, unless the mining project is located within a natural protected area where these permits, licenses and authorizations could be more complicated to be obtained.

Currency

The official monetary unity of Mexico is the Mexican peso.  The currency exchange rate freely floats and the country has no currency exchange restrictions to the date hereof.  Monetary obligations could be freely acquired in U.S. dollars, Canadian dollars or any other foreign currency; however, pursuant to that set forth in article 8 of the Mexican Monetary Law, when said obligations are due and payable in Mexico could be converted and paid in Mexican pesos at the exchange rate applicable published in the Official Daily of the Federation on the day before said monetary obligation is actually paid.

THE PROPERTY

The following discussion of the property of Rio Plata contains certain technical terms which are not defined when used in the discussion. See “Glossary of Technical Terms” at the end of this section for their meanings.

Property Description and Location

The property suite contains separate blocks of claims covering 15 789 hectares in an area roughly 110 kilometres NE of the city of Mazatlan, Municipality of Mazatlan, in the State of Sinaloa, Mexico.

Pursuant to the terms of the Exploration Contract, Real de Plata has the Option to purchase the Concessions and the Assets for the price of US$6,100,000 payable over a period of 49 months, of which US$750,000 has been paid to date. On May 9, 2013, the Corporation and Optionor entered into a letter of intent pursuant to which the Corporation can acquire a full interest in the Consessions and Assets upon the payment of US$450,000 on July 15, 2013 and a further US$2,000,000 on January 15, 2014. The Vendor will also receive an NSR of 1/3 of one percent of any future production.

The following table lists the form of land holdings for the pre-2012 mining claims. The Concessions table details the pre-existing mine claims held by the Vendor (Tovar). These lots were secured by contract by the Corporation in addition to the Applications lots that were properties either under application at the time of the agreement or secured shortly thereafter by a qualified Mexican land surveyor.

Name of Land Lot	Title Number	Location	Area (hectares)	Valid Until
LA NUEVA LUZ	185315	Mazatlán, Sinaloa	40.0000	Dec-13-2039
AMPL. LA NUEVA LUZ	222628	Mazatlán, Sinaloa	71.2714	Jul-29-2054
AMPL. LA NUEVA LUZ 2	225906	Mazatlán, Sinaloa	96.0000	Nov-03-2055
ARROYO VERDE	231355	Mazatlán, Sinaloa	400.0000	Feb-06-2058
LA LUZ 3	231353	Mazatlán, Sinaloa	62.7286	Feb-06-2058
LAS HABITAS	231354	Mazatlán, Sinaloa	72.0000	Feb-06-2058
HABITAS I	231357	Mazatlán, Sinaloa	200.0000	Feb-06-2058

During the first 24 months, the vendor had full authority and right to run the mill but the company controlled where the mill feed was taken from. The feed came from waste dumps, underground and from exploration workings on the property.  During this 24 month period, the company was also to receive a 20 percent net profit from mill operations.

After the initial 24 month period, the company gained the right to fully control the mill operations. Once the final payment is made for the full property suite, the company gains full ownership of all items listed in the agreement including the mine and mill. Under the Letter of Intent of May 9, 2013, the Corporation has also been granted full control of the mill facility for the purpose of small scale production.  The control of the mill is not conditional to the completion of the buyout option.

The company also reserved the right to abandon the project at any time prior to full payment with the loss of any payments or improvement costs made to that date.

There are no known environmental liabilities on the property suite apart from the old tailings pond materials that the company is voluntarily undertaking to remove and rehabilitate. The vendor currently holds mineral exploration and exploitation permits on the concessions. The company holds exploration permits on the application lands and the new La Gloria applications that generally surround the original land package.

	Name of Land Lot	Title Number	Location	Area (hectares)	Agency
1	EL MAGISTRAL	232138	Mazatlán, Sinaloa	400.000	Culiacán
2	AMP. ARROYO VERDE	232137	Mazatlán, Sinaloa	300.000	Culiacán
3	LOS PANALES	232018	Mazatlán, Sinaloa	90.000	Culiacán
4	EL CERRO PRIETO 2	232139	Mazatlán, Sinaloa	246.000	Culiacán
5	METATES	232100	Mazatlán, Sinaloa	20.000	Culiacán
6	METATES 2	232127	Mazatlán, Sinaloa	4,000.447	Culiacán

List of the Mining Concession Applications Comprising “The Applications”

Note: “The Applications” are now recorded as full concession numbers (Except for La Gloria)

	Name of Land Lot	Title Number	Location	Area (hectares)	Agency
1	La Gloria*	E-95/14473	Mazatlan, Sinaloa	9,791.000	Culiacán

List of New 2012 Applications

Accessibility, Climate, Local Resources, Infrastructure

The property is located 107 kilometres north east of the City of Mazatlan, in the Municipality of Mazatlan and State of Sinaloa at an elevation of 1,180 metres above sea level. Access to the Metates property is fairly simple with a 4-wheel drive truck, but the requirement of heavier transport is an issue. The earlier technical report noted a very detailed synopsis of the transportation concerns of heavy equipment and material up to the site with the current road conditions. The State is undertaking a program of upgrades and paving operations for a good deal of the roadway system, however, limitations still exist. At the current time loads with a capacity of up to 30 tons and payloads up to 1,440 cubic feet can only be shipped to El Placer.

At that point, trans-loading and load re-distributions must take place. As an example, in 2010 a caterpillar tractor destined for fieldwork in Metates had to be driven in from a drop point over a period of 3 days. The entire 107 km trip from Mazatlan via pick up took 7 to 9 hours with the last 50 km requiring roughly 5 hours. This logistical issue was an ongoing concern for the company. The company has upgraded the roads and the trip from Mazatlan to the mine can now be completed in roughly 4.5 hours.

During the roughly 2 month rainy season in the summer, transportation times will be increased due to the need to cross streams and possible landslide areas. In some cases flooding will cut off the property from regular vehicular traffic for periods of up to 2 weeks. The vegetation is mainly thick low bush with minor tree cover in this dry mountain region. The company has started a program of road enhancements that will significantly reduce the travel times to and from the mine.

Another aspect of concern for transportation is the numerous stream and river crossings along the roadway. There are also several areas along the road system that use the actual stream or creek bed as roadbeds for distances up to 100 metres. This is quite a common occurrence in parts of Mexico. The population density cannot support the development of better roads to all remote locations. However, the government did replace the failed bridge over the Presidio River with a new 6 metre wide concrete bridge in 2009 indicating infrastructure upgrades are continuing into the rural areas over time. Additional road upgrades done by the government have also occurred along assorted stretches of the road system that all assist in the reduction of travel time and a corresponding increase in safety. Since 2009 additional sections of the roadway towards the mine have been repaired and upgraded which further demonstrates the ongoing commitment of the government to ensure an adequate regional road system.

Many of the stream crossings are dry for most of the year (September to June) and only support water flows on an interim basis. It is also important to note that these crossing have been in place for many decades and were opened and maintained by the locals as their only transportation system. The company is therefore only driving on approved pathways. The only new trails the company has established are in close proximity to the mine site and do not cross waterways. In general terms, work can and is being done on the property year round.

Certainly the regional government is working toward improving the road system leading out from the coast but much more is required. The known barriers are not insurmountable but will continue to restrict access in the near term. The current road system continues to denigrate from 4 metre wide, 30 ton capacity asphalt roads in proximity to Mazatlan to 3 metre wide, 11 ton capacity rough dirt roads for the final 21 kilometres of travel to the mine. This gradual reduction in road quality forces logistical considerations to be made in moving material to the mine. Planning for load consolidation and piecing of equipment will require a supply side coordinator. It should be noted however that fully loaded logging trucks routinely travel these roads from cutting areas north of the property suite. In addition, 5 ton trucks also travel the roads between Mazatlan and the mine site on a daily basis.

In addition, attention will have to be paid to the water cycles in each of the stream crossings as critical equipment may be required at the mine site and cannot be shipped due to water levels and possible erosion during the rainy season. At the outset of the operational upgrades, with the exception of diamond drills and prefab buildings, most required equipment needs will be smaller so the preceding issues may be moot. However, as the mine develops these concerns will require constant attention. Two large diesel generators currently in operation at the mill site supply all currently required and expected new electrical loads.

The current local power grid ends 20.9 km (road distance) from the mine. The last poles arc to the east to service Tecomate. Power can be delivered along the road if new lines were strung along the corridor. A significant amount of distance can be saved by developing a new power line corridor. The amount cannot be guessed by a simple string line distance due to the difficult terrain.

company trucks have been acquired to develop and maintain the supply line as hiring a transport forwarder would be prohibitively expensive on a constant basis. A flat bed 16 ton single axle truck with an on board crane has been suggested in the preliminary engineering reports. This is based on fiscal paybacks and operational reliability considerations. Once a twice-weekly schedule is in place for transportation needs the flow of materials should be quite orderly. The current chain of heavy trucks plying the roads can also be used on an as required basis to augment delivery needs. At the present time most truck traffic uses the mine campsite for parking and re-supply operations. This enables the company to optimize available transportation services.

One of the main difficulties in moving forward in this region is the access to good equipment and operators. The company appears to have secured both in the current relationships with the contractors in the area. It was important to watch the interplay between the metallurgical people, the vendor and the field operations contractors. All were committed to ensuring the project was done correctly. This will certainly work to the benefit of the company as it moves forward. The region has a significant number of mining related operations and heavy equipment sources.

Being able to secure the required equipment at a reasonable cost will not be an issue. The only short-term problem will be in getting the heavy materiel to the mine site in the last 21 kilometres. In the past a large caterpillar tractor had to be moved up the final leg by walking it up over the course of three days. This type of situation will continue as the exploration and development work progresses but good planning will alleviate most of the timetable concerns.  There is a local workforce in the small towns in proximity to the mine that is sufficient to provide most needed labour.  Additional manpower and skilled trades are easily contracted in Mazatlan.

With small local dozers and wheeled back hoe units the local road system around the main mine has been greatly upgraded over the past few years. Good road access is available to levels 1-4 and a good service road has been developed to level 5. This upgrade makes travel between the assorted mine drifts much faster and safer.

Another new development is the construction of a large concrete helicopter pad next to the mine camp. The 30 minute travel time by helicopter to Mazatlan from the mine has been tested and a favorable arrangement for future flights at a reasonable cost has been secured. In addition, the old runway that serviced the mine in the 1940’s has been located on the plateau above the camp. The elders relate that the last flights out were circa 1945 and the landing strip has been allowed to simply be over grown by scrub and small trees.

To clear and rehabilitate the 300 m strip is not an arduous task and will only require equipment time to clear and resurface the runway. Being able to service the mine from daily scheduled carriers in the region has been discussed and the company is investigating the dynamics of such a relationship.

The 2009 engineering report commissioned by the company advised that the 10” x 20” Denver jaw crusher currently working at the mine was in excellent condition and appears to have a long service life. The next heaviest piece of the plant flow is the conical ball mill. While this is also operating well, it will probably have to be replaced with a more modern and better mill as spares for that particular type of mill are hard to come by.  However, the component nature of this piece of equipment allows for some delivery breakdown and therefore shipment of parts within the logistical constraints had not been a problem.

None of the other steel pieces required to upgrade the plant are too large to prohibit delivery. The mine development will need a considerable amount of piping, shoring and plate in the near future but this aspect should be easily handled by the engineering staff. The current miners and mill operators under the control of the Vendor have been able to run the mill plant successfully over the past few years with limited problems. However, the current plant is still only envisioned as a test plant to obtain bulk sample data from a variety of sites along the surface and from underground drifts.

A 2013 engineering report also commissioned by the company looked at the current state of the mill and the mine works. It was determined that the current plant only recovers in the order of 62% of the gold and 57% of the silver in the highly mineralized rock feed. Additional laboratory metallurgical tests were conducted which determined that the recoveries could be improved reaching the following numbers: Gold 89.3% and Silver 87.9% with marginally upgraded equipment. This analysis is currently on going by the company.

The crushing plant has a current base capacity of 40-50 tonnes per day with the cone shaped Hardinge ball mill. This is based on the current standard grinding size of 80% -200 mesh with a feed size of ½ inch.

The crushing circuit needs to be fixed in design and equipment specifications. A re-configuration of the system using a 2 foot cone crusher and the installation of a new conveyor layout will greatly assist that end of the circuit. The mill area is also out of balance with the crushing circuit. The mill requires upgrades and a re-configuration to match the 40-50 tonnes per day load. There is also a suitable ground footprint currently available to increase and/or double the size of production of this largely gravity fed system without any major earthworks.

The company has also invested in the construction of two new mine operations buildings. One is a proper mine/geologist office and the other a 10 person bunkhouse with washrooms and showers. The buildings were done with wallboard and steel stud construction on new concrete pads just north of the current camp. The facilities are hooked to the camp’s power grid and water system and are in excellent condition.

Physiography

The region has a range of physiographic types as you move from the coast to the high mountain ranges at the mine site. Mazatlan has a typical southern Pacific coastal climate. The area has a generally rocky shoreline with several existing suitable port sites. The initial 21 km (32 miles) inland covers a series of old barrier beaches and gently rolling hilly steppes. Once La Noria is reached, the land changes to a much steeper series of ridges and valleys in a volcanic setting. The mine site is located at an elevation of 1180 m ASL (3,870 ft) and higher ridgelines reaching roughly 1400 m are located north of the current mine. These high elevations provide for strong winds and sun baked surfaces.

The central 50 km (31 miles) up from the coast are based on eroded volcanic materials with a variety of textures and resultant formations. Razor backs are common and several of the roads have been cut along the ridgelines. Steep sided valleys are situated between the irregular ridges with a few supporting dry gulley stream systems. Surface moisture is rare and few valleys support little more than minor flows during the dry season. Some valleys are stabilized with hard basaltic cores while others are still cutting through soft powdery rhyolitic tuffs. The final 50 km of travel is through similar materials but with much steeper slopes and higher ridgelines.

History

This region in Mexico is rich in mining history. Numerous mines were operated in the region since the time of the Spanish Conquistadors in the 1600’s. However, most records have been lost to time and only old workings evidence the past activity. Most are overgrown and need to be re-discovered as development continues. In other jurisdictions major workings are simply uncovered during new operations. The location and extent of the old workings are therefore difficult to articulate.

The ore concentrate was hauled from the mines by long mule trains and shipped from Sonora to Mexico City. From there it was processed into bars and shipped to Spain.

The mine works and production facilities were located in proximity to the vein outcrops but the housing and office structures would generally be built along trail routes in the mountains with the better shade. As the “complexes" were abandoned and the zones with easy high grade ore exhausted, the adobe brick buildings with thatched roofs would eventually succumb to weathering. The Manzanillo town site and a reported “town” complex to the west of Metates may well be some of these transit locations.

The only “current” record of the mining history comes from verbal references from the local elders such as Don Manuel Fitch (“Former Vendor”) who has been working in the mines since he was 5. He is currently 74 and was the Metates mine boss. His 69 years of underground mining experience is invaluable to understanding the operations. Other elders have similar backgrounds in working either in mines or supplying materials such as wood and lime to the mines.

The Metates mine is the subject of this report and the discussions will focus on that aspect. However, understanding that when the elders point to a distant hill top and describe the shafts and workings, one will find there is critical information in understanding that the main vein system currently exposed in the mine workings are not unique to the area. Operations focused on the areas that could be serviced with existing roads but exploration forays into the distant hills have resulted in exciting reports of high-grade materials.

With respect to written data on the history of the Metates mine and region, the material is sparse. However, exploration forays conducted by the vendor and locals prior to 2010 resulted in reports of at least 3 additional adits being located on the north slope of the ridge line cresting the current mine site.  These adits are in addition to reports of evidence of an old beneficiation mill along the banks of a small river north of the current mine.  All of these reports have been verified during field exploration in 2012/13. The scope of the regional mine complex is much larger than the current known workings since each discovery along the northern slopes has been more extensive than previously reported.

Mine and mill operations were continuous in the area since the early 1800’s and probably much earlier but no workings were visible at that time, apart from the 2010 sightings noted above remained to support this suggestion. The information suite has now increased with new exploration and an additional 9 adits, 2 vertical shafts and 4 old trench works and 3 old mills have been located to date.

The old mine ran until the 1940’s when it and many of the mine operations in the country were converted to cooperatives due to the Mexican Revolution. The period of lawlessness that followed the revolution was extreme. Roving bands of paramilitary groups began to extort the revenues from the mines in most regions of Mexico. The Metates mine was no exception to this action.

Since the 1940’s the area became more depressed and mining was abandoned until the Former Vendor (Fitch) re-kindled operations in the 1980’s. A base camp was established at La Osa and all of the current equipment was purchased and hauled up over time. Mr. Fitch advised that a significant stockpile of very-high grade ore was located in level 1 of the mine that enabled him to fund his operations to the current time.

The Vendor was able to access levels 1 to 5 during that time and produced some rough mapping. He also funded the equipment needs and has been processing the waste dumps to generate a cash flow. His mine maps and assay results were shared with our geologist. After the samples were taken, level 1 was sealed off near the adit mouth to allow it to be used as a reservoir for the mill.

Mr. Fitch advised that the high values came from thicknesses of electrum located in the channel samples. It is important to note that the recent petrographic report by Leitch (Vancouver

Petrographics) also suggests that electrum may be the host of the higher values obtained during our geologist’s examination. Optical and SEM examinations of the samples have been done to assist in defining the mineralization. However, this has resulted in the determination that it is a complex vein system and additional work is required.

The vendor had been operating the mine site in some manner for the past 15 years but, ultimately, production has only been from waste dump processing due to the lack of financial resources to undertake underground operations, the limited return garnered from the mill (roughly 50%) and the low price of silver and gold in those early years.

It is also important to note that additional historical data has been obtained since the last reporting in 2011. In May 2012 a “town meeting” with another elder was held in Metates. Nearly all of the people in the community came to listen to the passing down of additional oral history of the region. He advised that many years ago, to the west of town he found old building foundations in the hills now covered in vegetation. There were at least two of these old “village sites” that he found about a 3 day ride up the hills to the west. He advised that they looked much like the ruins he knew of about a kilometer north of Metates, just above the river gorge.

He identified this northern site as Manzanillo and confirmed the existence of two other mines. One is located just below the Manzanillo village along the steep river gorge. He called it St. Nicholas. The other was a few days walk to the east along the river. This was identified as San Juan. The San Juan mine is reportedly the much larger site. He then told the people that tucked away just to the west of Metates was an old mine shaft that he found as a young boy of maybe 6 years old.

Geological Setting

The regional geological setting for the project area is a complex mix of volcanic-sedimentary and metamorphic sequences with its main foundation emplacements dating to the Oligocene to Miocene. The entire suite of igneous, intrusive and extrusive rocks mixed with sedimentary and metamorphic zones are present in the region. Discordant boundaries are noted between the lower polymictic conglomerates and andesitic flows that are covered with upper zone ignimbrites and rhyolitic lavas and tuff zones. The Sinaloa Batholith is a large intrusive structure that contributed to the emplacement of aplitic and andesite dykes in the region. Dioritic porphyry zones and ultra basic intrusives add to the complex basement.

The core elements have been covered with Paleocene-Eocene sequences of andesites and mixed volcanics filling bowls and depressions. Thick layers of tuff are noted in the region, that add to the chemical complexity of the surface layers. However, additional regional faulting that is probably associated with the volcanic settling events has resulted in NW-SE and NE-SW crossing faults. The complex faulting sequences has generated slates, schists and phylitic zones in the intercalated lavas.

There is also an apparent predominance of mineral concentration along quartz veins. However, the structure is still not fully understood as the emplacement engine is not clear. Five kilometres south of the Metates mine area, a sunken crater structure is evident that appears to be the source of later stage quartz rich hydrothermal flows. The basement mafic basalts are widely cut by the silica rich flows but the geo-chemical nature and source of the siliceous flows is still not evident. The vertical and near vertical quartz veins cross at both high and low angles throughout the area but the full structural aspects are still not clear.

In addition, the fault/shear structures that are evident at surface will probably have some sub horizontal components and offsets that are masked by surface cover. The offsets will result primarily from the volcanic pile sequence falling back onto itself as the crater areas settle and additional domes intrude. Several calderas are noted in the Metates area with diameters ranging from 1 to 3 kilometres. The thick tuff sequences on the surface indicate a long period of de-gassing and pressure equalization. The resulting stress fractures and tensional cracks would be prime conduits for the mineralized hydrothermal flows.

The sharp contacts observed between the quartz bodies and rhyolitic tuffs support this concept. Slickensides and gouge zones were noted in several areas of the mine. It is also important to note that some current vein dips may be different than during emplacement due to volcanic pile settlement shifting.

Since the 2011 reporting, a significant amount of field exploration has been undertaken by the company geologists.

Deposit Types

The Metates area is a complex assortment of mineralogical types with a predominance of mineralization enhancement in proximity to the late stage quartz vein emplacement. This is not to suggest that mineralization will not occur in flanking host rocks but the pressure element for host injection of the hydro-thermals is reduced. Indeed, zones observed in levels 2 and 3 of the mine show that enriched “chamber zones” do occur away from the main vein contacts. Upper and lower gradational zones within the vein complex are evident but the true geochemical intricacies are still open for debate. The vein systems are not common large quartz bodies but silica rich zones that appear to have flooded pre-existing gouges and breccias. The contacts between the mineralized and non-mineralized elements are very clear. It appears evident that the later stage hydrothermal flows simply in-filled pre-existing stress and tension cracks and mineralized the breccia zones. Some areas of higher sulphide percentages have been noted within the seams but more work will be required to determine if the sulphidization is due to shear zone concentration of the hosts.

The area displays dilation and constriction zones along the joint planes. Structural trans-tensional sinistral movements are noted both horizontally and vertically. The main joint sets are noted at approximately 10 degrees NE and 60 degrees SE. The veins generally range from 0.5 to 1.5 metres between levels 2 and 3. However, pockets of 2 metre wide excavations (chamber zones) have been located on what appear to be flex points along the near vertical joint sets. Some of the chambers have returned significant assay values such as the level 3, 4 and 5 chambers.

The lower sequences of the area to the south of the mine site are referred to as the El Nacimiento (the Birth).  This is a lower basaltic and andesitic area that outcrops below the capping rhyolites. It is a large area of pyritic rich outcropping that is displayed on both flanks of the valley. The initial field assays indicated the potential for meaningful mineralization was not evident but further work is certainly warranted in this region.

Other basaltic areas to the NE host quartz veins with encouraging results. The initially sulphide enriched host basalts could become concentrators for injected hydro-thermals under certain conditions. The wide range of deposit types encountered in the exploration to date indicate that there are several possible deposit types that could be found on the property.

Such types of deposits could be:

a)

low-grade / bulk-tonnage Ag & Au occurrences with significant deep plumbing systems

b)

low to intermediate sulphidation epithermal vein systems with possible high-grade Au/Ag “bonanza” shoots

c)

small-scale VMS chambers within the fractured volcanic sub-structure

There are possible zones of mineralization displayed on the property. The white, green and purple ovals denote the suspected types of mineralization found on the property within the context of a general emplacement model.  The Naciemento zones display the type of mineralization characteristics found above an intrusive. The Metates mine mineralogy corresponds well to the type of mineralization expected distal to an intrusive. The San Juan/ Cerro Verde mineralization is a much cleaner quartz host and meets the expected near surface precipitation models.

Mineralization

The mineralization throughout the mine appears megascopically to have changes that can be traced along the walls and working faces. However when reduced to thin section they are all similar in appearance and mineralogy. The vein materials are composed mainly of clasts of plagioclase phyric rhyolite with varying degrees of alteration to potassium feldspar, quartz, chlorites to biotites/sericites with minor pyrite. These materials are hosted in a matrix of vuggy to drusy, comb/cockade textured, coarse bladed sub/euhedral quartz. The gold and silver contents appear to be hosted in electrum but further work will be required to confirm this premise. The quartz also hosts varying degrees of chalcopyrite, sphalerite and galena. The fluctuations in lead, zinc and copper values in the assay are pronounced in some areas of the mine but the concentration factors are not yet clear.

A petrographic examination was completed in June 2008 on four representative hand samples taken at the time of assay sample collection. Hand samples were taken for such downstream analysis of all the materials submitted for assay and remain in the custody of our geologist. The samples selected for the petrographic examination generally cover the range of average vein type materials with elevated assay results. The main thrust of the examination was to try and determine how the gold and silver minerals were hosted in the samples. The four selected samples correspond to the assay numbers. They are noted as 74903, 74914, 74930 and 74931.

It is clear from the summary that the gold and silver values appear to be within an electrum host in places. This is an interesting note as the former operator of the mill (Mr. Fitch) also related large quantities of electrum were historically recovered in the lower levels that had been flooded to provide water to the mill. Finding high silver and gold values associated with electrum /pyrite/sphalerite and galena rich hosts is fairly common in several regions of the world. Additional microscopic and other analytical work is required for this project.

Our geologist also conducted a limited SEM program on the mill feed and tailings products to further understand the nature of the precious metal hosts. The following SEM photographs show the differences between the old Metates mill tailings that would have had a feed stock from the local trench works in the basaltic core areas under the topping rhyolitic cover that hosts the current mine workings and the current feed stocks at the mine. Part of the feed to the old mill would have probably come from the Polonio  shaft west of the main town.

The current mine materials show a completely different end liberation of the silver. The petrographic analysis suggests the silver values may be in the form of free electrum but it appears to be linked to the sulphides.

If free electrum mineralization can be obtained deeper in the mine workings as the intrusive core is reached, the metallurgical signature of the concentrate will change to the original form found in the old mill tailings. This is a significant observation as it indicates that at least two types of mineralized sections can be intersected in the mine works. The company will have to ensure it is prepared for a potential change in the concentration circuitry.

Exploration

The exploration program completed prior to the 2011 report only covered the essential items required to gain a primary knowledge of the main mine area and local region. It included the sampling and assaying of the Metates Mine along with a series of trench works and old mine adits distal to the main workings.

The underground survey work was done with compass and tape predominantly in three levels (2, 3 and 4) where access was possible. A significant amount of clearing and remedial work was required to install ladder systems and cover opened ore passes along the floors of the levels. Without the underground work proper access to the mine stopes would not have been possible.

Beginning in March 2012, Plata Real Exploration Corporation (PREC) through its subsidiary in México Real de Plata SA de CV, conducted superficial and underground exploration activities over the core areas of its Metates property.  The mining concessions cover an area of to 15, 789 hectares and will take years of field work to fully explore the vast region of “virgin” ground. It is already well understood that since a significant number of old mine works have been located, more will probably be found in the dense under brush.

The Metates project consists of a rough North-South quartz silver-gold vein that has been exploited intermittently since at least the end of the 19th century.  In the last 15 years the exploitation has been undertaken in a rudimentary manner on the high-grade pillars and some small silver-rich blocks without any planned technique.  The main mining works consist of five levels with vertical separation between them averaging 30 to 40 m.

The extracted ore is concentrated in a 50 tons per day (tpd) mill using floatation, located near the Level 1 adit. The mill concentrates were sent to Met-Mex Peñoles smelting plant located in Torreon, State of Coahuilai in recent times. Historically the highly mineralized rock concentrate would have been shipped to smelters located in the southern USA.

The objective of the 2012 exploration was to demonstrate the potential to locate mineral resources/reserves of silver and gold ore at the Metates area, the extension of the vein toward North, South and at depth below Level 1.  Superficial exploration was conducted to begin the creation of a geological model showing a large hydrothermal system. The main Metates mine is only a small part of that system. With 14 old mine structures located to date it is apparent that the underlying geology is complex and wide spread.

During this latest exploration period the following activities were conducted:

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Survey and sampling of the five levels of Metates mine.  A total of 191 samples were collected from the main mineralized structures and some from hanging and foot wall.

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Survey and sampling of adits at Manzanillo mines.

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Geologic cartography and surface sampling of over 400 locations to date

The most important areas recognized for current development are:

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Metates mine

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El Oro mine

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Manzanillo mines

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Nacimiento

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Cheto vein

The San Juan mine is located up the northern slope of the steep mountain range bordering the proposed East/West Shear. Below it, along the river, is the Playas mill site. Further upstream from Playas is the El Guayabo mill site and apparent mine works. Higher up the southern slope is the San Nicholas Mine site and the Manzanillo mine complex.

The following table details the locations of the main discovery targets in the northern area of the property suite:

Item	Name	E	N
1	San Juan mine	399,654	2,632,583
2	Tahonas (San Nicolás área)	395,436	2,633,579
3	Playas (Old mill)	398,635	2,632,288
4	Manzanilla mines	396,624	2,633,313
5	Tahonas (El Guayabo area)	397,041	2,634,099
6	Cerro Verde (Old mill)	398,328	2,634,609
7	Old Pit 1	399,129	2,634,235
8	Old Pit 2	399,105	2,634,258
9	Old Pit 3	399,172	2,633,295
10	Old Pit 4	399,176	2,633,272
11	Old Pit 5	399,199	2,633,258
12	Old Pit 6	399,305	2,633,031
13	Old Pit 7 and yard	399,273	2,633,055
14	Vein	399,369	2,633,012

Main Discovery Targets

Items 7-14 as described above are a series of vein outcrops and old pits along the vein trace. At the current time this northern vein trace is referred to as the San Juan vein and it extends across the northern slope of the east/west shear line from the San Juan mine area to the Cerro Verde mill area. As only a few days of exploration has been done in this region much more follow up and clarification is needed to properly understand the full geological significance and potential of this area.

There are 14 mills, mines, pits and vein noted in the table above. The yellow arrows indicate the general dip of the vein trace to the south west. This image is subject to change once more exploration is done on the area.

The main Metates mine consists of five mining levels where the main structure (Metates vein) has been exploited for many years. The main mineralized structure is a quartz vein hosted in chloritized andesite and porphyritic andesite along of a roughly North-South fault dipping 55° to 80° to East.  Mineralization consists in “red” silver minerals and some pyrites that contain gold values.

A systematic sampling campaign along the vein in the five levels demonstrates that the exploited “bonanza” zone was 80 to 100 m length and it was continued from the Level 5 (highest elevation) up to Level 1 (lowest elevation) separated by approximately 150 m in elevation.  Some information from old miners revels that the silver grade was multi-kilograms in the bonanza with gold values of more than 10 grams per ton (gpt).

From the total sampling, assays results range from 10 to 1,000 gpt silver and 0.2 to 7.0 gpt gold. It is highly probable that some blocks of high grade silver-gold still exist on the top toward North of Level 4 and between Levels 2 and 3 toward the south that have not been exploited.

Structural data in the underground works suggest the presence of a parallel multi-vein system as is the case of Level 2, where the last mining works were conducted on a second vein located at the foot-wall of the main vein.  To date, no information is available below Level 1.

It is highly recommended that an underground drilling exploration campaign with short holes directed to both the hanging and foot walls be undertaken. Also, a ten hole drilling program from surface pads is proposed. The pads would allow for the ten holes to be drilled as required at each pad to depths of 230 to 300 m in depth. These holes (maximum ten at this stage) would allow the company to check for the presence and continuity of any mineralization below Level 1. As the drilling proceeds the number, pad location, dip and azimuth of each hole will be decided based on the results of the hole(s) before it.

1.

El Oro mine

El Oro mine is located 750 m to the East of Metates mine.  The adit has not been surveyed and no systematic sampling has been carried out.  However, the preliminary sampling at the entrance of the mine displays interesting values of gold over 1.0 gpt.

Just outside the eastern limit of the Hernandez property are the El Orito and El Oro drifts. This is actually the site of a much larger and yet to be defined mine complex. There are at least 2 and probably 3 horizontal drifts into the hill with about a 100 ft vertical spacing. In addition there are 4 trenches on the surface of this ridge and an old overgrown vertical shaft with roughly 2.5 x 2.5 m sides. The fact that the elders called this El Oro is also a clue to the probable higher gold content in this area. Grab samples from a vein outcropping on the road in front of El Orito returned good gold values.

2.

Nacimiento area

This area, located 2.5 km to the South of Metates vein, is characterized by the presence of a strong oxidation zone.  A diorite to granodiorite fine grained instrusion with finely disseminated pyrite affecting the Tertiary volcanic package composed by andesites, andesitic tuffs and porphyritic andesite.  Assay results from rock chip samples collected on the intrusive body and the oxidation zone show a very low silver grades.  A statistical analysis is in process to determine which elements are anomalous at this area.

Two distinct high pyritic zones have been identified. The south west zone is much larger and less distinct, with respect to zone borders than the smaller zone to the north east. As noted

above, additional assay work and analysis will be required to determine if in fact there are at least two independent ore shoots in that zone. The north eastern zone appears to be more associated with possible mineralization around the El Oro/ El Orito mine area. The possibly higher gold values for this area as suggested by the name and past assays may indicate a different geochemical mineralization pathway for this pyritic zone.

Should it be found that distinct geochemical signatures exist in these pyritic zones a significant amount of exploration will be required to define their limits. Each zone could present different, but positive, milling opportunities if the gold and silver components are divergent.

3.

Manzanillo mines

Some adits were excavated following some quartz vein hosted in the contact between basalt and the andesitic tuffs, approximately 1.0 km toward North of Metates mine.  This area seems to be the continuation of Metates vein structure to the North.  The assays from the preliminary sampling display very low grades of gold and silver.

4.

Cheto vein

This mineralized structure is composed by a 1.2 to 1.5 m width quartz veinlets zone.  The structure is located to the West of Metates vein bearing Northwest to Southeast dipping 60° to 70° to Northeast, presumably intersecting Metates vein between Levels 2 and 1.  The first samples collected on this vein display interesting values of gold averaging 1.2 gpt.

To the far north are reports of two old mines along the river bank have been located and verified. To the north east, above and along the river, is the San Juan Mine. This site is a primary exploration target as it apparently has several drifts and an old mill works along the river on the north side (Playas Mill).

On Rio ground to the west of the old town of Metates is what appears to be the original Metates Mine works. We have located a vertical shaft with 5 x 5 m walls that appears to extend to at least 40 m when the rope was lowered into the standing water. The mine waste apron is quite large and using rough calculations, it corresponds to roughly an additional 200 m of drifting under the water. It is also along a main structural element that leads to a series of old trench works to the south of the main road. The entire Naciemento exploration area to the south is also on Rio ground.

Further field examinations of the distal adits and trench work exposures provided a more regional view of the extent of the mineralization in the area around the main mine. Locating and sampling of old workings and exposed vein structures has allowed our geologist to better understand the geological history and extent of the emplacing systems.

The decision on where, how and when to fly the property with LIDAR and/or geophysical instrumentation will be taken at a later date once more intense work is done on the current workings and a drill program is completed to better define the vein system orientations. The current assay work and initial examinations of the main Metates mine as well as El Oro by our geologist has produced an interesting array of assay values. The exploration to date has been limited but an attempt has been made to define in general terms the main physiographic areas around Metates.  A switchback road was constructed in 2009 from Level 2 to provide access up to the Level 4 and 5 dumps.

The reported and located high silver values in level 1 and high gold peaks suggest that enrichment will occur at depth. Even examination of the rock forms that produced high silver and gold values indicates that something different is occurring in this structure. The initial exploration efforts in level 1 have also indicated that a vertical shaft is also present midway down the drift. This shaft may be the direct communication down to the anticipated level “0” which corresponds fully with the northern translation of the collapsed Candelaria Mine adit. If the drift continues northward then the presence of yet another main drift in the mine complex greatly increase the valuation potential of the mine.

Drilling through the possible El Nacimiento intrusive cap may result in a semi horizontal enrichment zone that will not display in normal geophysical models. The field trip to the core of the El Nacimiento area resulted in the determination that the sulphide mineralization on the valley floor may be a thin gossan layer. Mineralized exposures on the east and west flanks of the valley walls were found to have limited oxidation zones. The sulphides noted in the host basalts did not appear to be entirely primary or uniform in distribution. A closer examination of this area will be required to fully understand its true nature. The current mapping of the Naciemento area shows that two pyrite rich cores appear to be present. One is located in the “Naciemento Valley”. The other is defined as occurring just south of the El Oro/El Orito mine area zone. The higher gold contents expected in this area suggest that more than one intrusive stock may be present in this southern area.

It will be important to closely examine the petrographic character of any intersected quartz veins in the diamond drilling to check for subtle changes in the micro structure of the bladed quartz and how any metals are hosted. As new intersections are obtained at depth, the vertical change of the pressure temperature curves must be correlated with the geo-chemical signatures to see how proximal the vein intersection is to the core of the superheated fluids.

Pulses of what appear to be barren vertical quartz veins were encountered in the deep valley gorges with only minor lead/zinc values. These outcrops are roughly 300m below the multi kilo Ag level one values and 480 m below the 974 ppb Au and 103.4 g/mt Ag values from the level 5 ore dump. The collapsed mouth of adit level zero (Candelaria) is roughly midway between level one and the gorge outcrop.

It was suggested (personal communication with the Former Vendor) to have good values for silver but the actual grade was not known. During the 2009/10 work, the debris from the Level 5 ore pass that choked the west branch of the Level 4 drifts was removed. This allowed for new examinations of the branch by our geologist in 2010. At 41.5 metres north of the original debris blockage an old side stope showing a 1 metre wide near vertical quartz vein was noted. This vein may be a parallel structure to the main breccia type vein but additional exploration is required to determine this hypothesis.

North of the mine is the central investigation area of the intersection zone of the main Metates vein system and the EW shear structure. It will be important to examine the area north of the shear to locate the vein which may be offset a significant amount. Knowing the amount of offset will provide strong structural data regarding the significance of the EW shear and if the north side of the shear has fallen in graben form. The degree of drop will provide the information needed to intersect “Level 1 type” electrum showings in future drilling. However, the higher quartz content of the San Juan and Cerro Verde vine systems recently located along the slopes north of the Manzanillo mine complex indicate that a completely different enrichment system may be in place in that area.

The best horizontal depiction of the main mine is currently found on level 2. The access adit drives 92.6 m into the west slope of the ridge to intersect the main vein system. At that point the workings turn both north and south to remove the high-grade materials found at that juncture. The level simply follows the joint plane with a nearly due north to 10-degree east strike and an 80-degree dip to the east.

Between the 158m and the 174 m mark on the north side of the level the adit has been excavated into three chambers. The ceiling heights range from 3 to 5 m and the widths up to 3 m. It is also in this area that the strike orientation of the obvious joint set deviates strongly in sections. The joint strike changes from due north to 30 degrees W of N then to 30 degrees E of N. At 172 m it then changes to 20 degrees E of N and then gradually arcs back to 25 degrees E of N up to the 220 m mark. This section is also the wettest portion of level 2 with both walls of the main adit being constantly wet. In the west wall there is also a floor to ceiling area of calcitic build up with malachite and azurite staining.

It has been further highlighted by the overlay of proposed DDH 4 through the apex. The apex is thought to be a major axis of a wrench fault structure. The other side of the wrench axis still has to be located but may be midway between proposed DDH 2 and 3. It would be consistent to see high-grade values being found where injection potential of fluids would be greatest. Multi ounce values are found in level 1 and 2 at the postulated southern side of the wrench and an assay sample taken in 2010 (74607) produced 4.81 g/mt au with 495.2 g/mt Ag, with elevated Cu, Pb and Zn values.

Drilling

There has been no drilling conducted on the property suite by the vendor or the company. However, a series of short underground holes from the drifts in levels 1, 2 and 4 are currently under consideration by the company. This underground drilling would be followed by the 5 previously planned surface holes outlined in the previous reporting. The drill pads for the surface program have been identified and three are generally ready for use.

Sampling Method and Approach

The exploration program was designed and carried out by the company’s Head of Geology, Julio Mendez. Our geologist has been in close contact with Mr. Mendez during the entire exploration program . The program was limited at times only due to service issues. The sampling was restricted to normal chip and hammer/chisel channel sample methods. The chipped channel samples were taken from any area required as the bedrock was sufficiently fractured and weathered to allow hammer activity and chisels where needed. The channels were generally 1 metre in width and 0.25 metres high or across the vein trace. Penetration was in the order of 1-3 cm depending on rock type. The material that fell from the channel work was collected in a 1 metre wide and 0.5 metre deep section of cloth that was affixed to two wooden rods. The material fell into the cloth when the instrument was held firmly against the rock walls.

In cases where the sample site was higher or from a ceiling the material was allowed to fall onto a clean plastic tarp placed under the work area. All collected material was then placed into new heavy plastic sample bags, tagged and securely sealed for transport to the lab.  In all cases a smaller hand sample was also culled from the assay sample for later microscopic inspection. The hand samples were also bagged, tagged and sealed but shipped to our geologist’s office.

See the list of samples in the Technical Report that were obtained during the recent underground and surface exploration programs.

Adjacent Properties

Our geologist is not aware of any adjacent property suites apart from an under-explored vein system south of the property block held by the Vendor in Las Habitas. This area has limited exploration information and is deemed speculative at this time. This claim and others surrounding the area have since been added to the concessions list. Originally a single assay sample was taken by our geologist as the area was traversed and the vein structures examined. The sample is shown in IPL Certificate 08C1231 as the Hocitar-001 sample. It produced a silver grade of 111.3 g/t and some higher copper and lead values.

The sample was taken as the veining bears a strong resemblance to the veins located on the subject property. It is interesting to note that the topography and general geology of the area is similar as well as the vein grade values.

Large mining centers are located 14 km west and 35 km north of the subject property but they are too far away to be regarded as adjacent.

Mineral Processing and Metallurgical Testing

The property has an extensive 5 level old mine working with a small mill that still works the old dumps. An excellent report was prepared by Ing. Francisco Javier Reyes Leon and Ing. David Cuellar Minakata in January 2008. This report “Real de Plata Resources S.A. De C.V”, provides an excellent analysis of the existing mill operations and some of the logistical challenges in both accessing and working on the property.

However, it must be noted that the presence of an existing mine system on the property does not necessarily show that the mine has any materials left that could be considered in a new exploration/development plan. The large size of the property suite and the long extent of vein systems across the area as indicated by the old workings should provide more interest to the reader. The intensity of examination and assay work that was done both in the mine works and around the mill system were intended to provide our geologist with a clear understanding of the mineral emplacement process within the veins.

Having the ability to trace nature of the vein system at length and depth has significant value to understanding how the minerals were emplaced and altered by the host rocks. This type of information is usually gleaned by way of drill core examination but the mine provides a much more accurate understanding of the vein system. The information gained from the assay, petrographic and SEM examinations will provide future metallurgical studies with some strong baseline information.

An assay program was designed to develop a data set to be used in the evaluation of the core mined area. This data set was used to calculate the preliminary inferred resource estimates detailed in the next section.

In 2012 a study was conducted by the company to begin the process of obtaining accurate data to better understand the basics of the current plant. The following table shows the actual recovery from the testing program. However the test was not without limitations as described below the table.

PRODUCT	DMT	Au (g/t)	Ag (g/t)	Contents		Metallurgical recovery
				Au (g)	Ag (g)	Au (%)	Ag (%)
FEED	205.455	1.50	164.30	308.39	33,756.26	100%	100%
CONCENTRATES	3.213	59.57	5,981.79	191.40	19,219.48	62%	57%
TAILS (*)	202.242	0.58	71.88	116.99	14,536.78	38%	43%
(*) Calculated

Testing Program Recovery

The metallurgical balance of materials for the March 15 to 21, 2012, 205.5 dry metric tonne production test came from two sources. One was from highly mineralized rock zones within level 4 (roughly 155 metric tonnes (MT)) and a further 40 MT was from unknown sources. The 40 MT component was from materials placed in the bin from an earlier mining crew. They had usually only taken materials from assorted dumps on the property so it is thought that this component would have been regarded as waste from either levels 2 or 4. To add to the complexity of this test evaluation the moisture content of the feed was also estimated at 5% but this is an unknown variable.

The samples were obtained from belt collection methods taking approximately 1 kg of sample every 2 hours. The samples were reduced and spilt to try and achieve representative samples.

The samples of the concentrate used for assay were also split and reduced from 50 kg sample bags. A further reduction was done to obtain the representative assay samples.

If 5% percent of the feed stock mass was water then up to 10 MT of the sample would provide no positive components to the results. As a result the recovery values could be understated by at least 5% as well. This aspect further enforces the understanding that these global figures in this initial test can only be used a rough guide.

In general terms the current mill produces roughly one tonne of concentrate for each 63.9 tonnes of feed. Having this 64/1 ratio now allows the company to begin the work of constructing a well-balanced crushing and grinding/milling circuit. With the current recovery of metals in the concentrate of only being in the order of 62% for the gold and 57% for the silver the plant loss is significant.

The results of the mill circuit test on the tails portion did not have the same accuracy component due the high moisture content of the materials. As a result, the tails loss is only a calculated loss but it also shows a significant amount of metal is currently and has historically gone to the tails pond.

The current simple circuit is suitable to accept and process higher-grade materials for a series of bulk sample tests and eventual production with the possible addition of a cyanide circuit.

Mexican Engineer Armando Alexandri Martin Sanchez was contracted by the company in 2013 to properly assess the crushing plant and mill. He also examined the mine works and provided strong recommendations for the advancement of mine operations underground. In his plant/mill study he noted that the two were seriously out of balance and changes had to be made to both to improve capacity and performance.

He also advised that with the relatively minor improvements suggested the plant could be changed to recover up to 89.3% of the gold instead of 62%. The silver recovery could also be improved to 87.9% from the current 57%.

The current jaw crusher appears to be able to handle an increased feed rate with changes to the ore bin. The current impact crusher should be replaced with a new 2 foot cone crusher. Changes to the conveyor system are also recommended to increase efficiency in product delivery to the mill. Also the installation of surge pile components in the plant flow to provide a level of flexibility in the general circuit is suggested.

The  current , Hardinge Conical 6’ x 22” ball mill can only process in the order of 40-50 TPD with a feed size of ½ inch and a grinding capacity of 80% to 200 mesh. The ball mill apparently only has iron plates and should be upgraded to manganese. Part of the efficiency calculations of the mill relate to the assumption that the feed is a constant medium hardness. The Work Index (WI) of several portions of the different levels will have to be determined. Since the current assay work has shown the wide variability of the geochemistry in the feed materials from the drifts the WI should also be as variable.

Some of the feed rock is quite friable when it comes from the wide breccia zones. However, highly mineralized quartz rich sections can quickly skew the WI values so a mine balance of the feed stock must also be developed.

The rake classifier circuit is also out of balance with the ball mill function. Mesh size (100 to 200) differences between the classifier performance and the ball mill requirements also cause loss and choke points. The rake should be replaced with a larger rake or spiral classifier. Each of these changes also place challenges on the current local mill staff to be able to operate the mill properly. Having to balance personnel/equipment/feed stock and production rate variability is a challenge that the company is currently working on.

Another metallurgical concern is that some of the metals (electrum) is being lost in this small mill. Since the existing mill is probably only be used as an initial bulk sample test mill for materials from various areas in the project area, the metallurgical complexities are only a minor issue. Secondary analysis of concentrates from future mill tests will deal with these issues.

For the past several years the vendor has been operating the mill (beneficiation plant) by moving materials from the dumps through the circuit. The process has resulted in reportedly nominal silver values from the low-grade feed. Passing real ore grade materials through the circuit will require monitoring of each step to ensure the efficiency of the process. The recovery loss reported in the earlier comments strongly suggest that significant amounts of  gold and silver may be found in the tails pond in assorted levels.

Based on when the old mill was operated since the 1980’s quite a variable feed stock would have been used. It is quite possible that the plant may have lost large amounts of precious metals to the ponds due to the now identified choke points and inefficiencies.

At the current time, the tailings pond is reported to only have low values of missed metals, but the feed is low grade and there is time to slow the process to win as much metal as possible. The expected higher grades in new feed stocks will potentially choke the mill process and metals will be lost to the tailings.

The complete solution to this concern is beyond the scope of this report. Additional studies have already been initiated at the University of Guadalajara and will continue to be required as new feed sources are identified and tested in the future.

The new metallurgical engineering study completed in early 2013 by Eng. Sanchez, to address the potential changes and upgrades possible for the current mill have been welcomed by the company.  With relatively minor changes to the plant configuration the recovery of the metals will be significantly upgraded.

None of the alterations considered have been done at the mill as it is essentially in a dormant state only passing small volumes of mineral materials from selected ore dumps from time to time. No upgrades to this circuit will be done prior to the construction of a new and proper processing facility.

no current value in attempting to develop mine dump resource estimates as production efforts from the dumps is presently “breakeven” at best. Too much variation was observed in the mineralogy and grain size to provide any consistent results.

In 2008-2011 the information suite was too sparse to develop any possible reliable resource data. During that period a significant amount of fan drilling patterns inside the mine was thought to be required to determine the structure and eventual grades within the mine.

Surface exposures were also limited and additional stripping, survey based grids and channel samples were required to establish any mineralization trends. The area was only to be regarded as exploration property at that time and as such mineral resource and reserve estimates were not permitted under the current rules.  During the 2008-2011 period of property development there was no known mineral resource or reserve estimates available for the Metates mine property.

This changed once level 1 was opened and the initial dedicated channel sample program was undertaken to examine the mine as a whole. Each level was sampled in a grid and new assay results were obtained. This program allowed for the generation of a new inferred resource estimate using the main mine area as the data source for extrapolation to the rest of the main surface vein trace.

Other Relevant Data and Information

The current tailings pond is an issue for future development. At the current time it is nearly at capacity and a secondary pond should be constructed lower on the slope profile. This general area is relatively flat with a good basaltic rock base that would eliminate percolation problems. Certainly the construction of the wall structures would require the proper engineering input but these issues are outside the scope of this report. Suffice to say, the potential of dramatically expanding the footprint of the tailings pond operations in a safe and secure location is a relatively easy option.

Another option for the tails pond is to remove it entirely. Slightly down slope and across a small stream cut from the pond, is a large flat area currently being used for horse and cattle grazing and subsistence farming.  This areas is an excellent place for the construction of a new community garden area to transport the existing tails materials to by pipe slurry.

The slurry would be passed through an ICON Concentrator system to recover most of the metal component in the fines. This would also address the issue of trying to recover lost silver and gold values from the main mine mill. The lower levels of the ponds reportedly hold the tails from the pre-1940’s production when the steam plant was in operation. A series of vertical cores in the tails mud to the base of the pond would provide some very interesting data in the evaluation of the historical mining history.

Using these mud cores would allow for a historical view of the materials extracted from the mine. The tails pond is the primary issue of concern for the company apart from other details laid out in the preceding sections. The beneficiation of the tails would allow for the smoothing of the profile and creation of a better soil base with the addition of brush mulch from around the areas being cleared for mining purposes.

The possibility of a material change in the geochemistry of the mineralized sections as the vein host changes from rhyolitic to possibly basaltic or a strongly altered hydrothermal mix is a significant issue. If the initial suggestions that free silver in the form of electrum will liberate in a more significant manner at depth as evidenced by the old mill tailings study, the cost of mining could be reduced significantly. The tails investigation may assist in that issue.

The mine also reportedly produced good platinum values from at least level 1 in the 1940’s as this is where the Former Vendor (Fitch) obtained the cash from the sale of high grade ore sacks found in the drifts in 1980. Platinum has only been seen in SEM samples so far. Additional assays for possible PGE metals will have to be conducted once level 1 is cleaned out.

It is also important to note that the recent day to day efforts by the vendor in working in the mine are limited compared to the scope of the large property suite. Any materials removed during the initial phases set out in the budget would have little impact on the overall monetary value of the property. However the work is of great scientific value to understanding the region and is therefore encouraged.

Miners will have to be employed in 2013 to clear out and construct ladder ways down the ore passes that have been located in level 2. Some of these ore passes are significant distances north of the collapse zone blocking the current “end” of level 1. Once exploration efforts can be undertaken in stopes between levels 1 and 2 significant mineralogical information may be obtained. Proving the extension of the level 1 drift to the north would also have a significant impact on the understanding of the size of the mine complex.

In the initial examination of level 1 after the dewatering, it was found that there is also an apparent large shaft extending below the floor of the drift. This shaft has been filled with debris but still allows water drainage through the fill rock. Discovering yet another drift below the current level 1 would also be significant in understanding the mine history.

Recommendations

The size and scope of any exploration plan is always best planned as a staged event. When multiple target zones and varied geological hosts need to be considered the variability in results require an encompassing plan to be in place. The main framework plan will have to consider each stage and result as a factor that would be applied to the overall developing data set. Some structures will require a long term exploration plan to properly evaluate a result’s significance in the overall model. Individual reports from each stage will provide foundation data that will allow the company to better understand the regional geology.

The main focus of the initial exploration effort should be in proximity to the vein system within the mine boundaries. Once this system is more clearly understood by diamond drilling and Gemcom-based 3D modeling, the emplacement model will become clear. The drilling should also include intersections below the rhyolite cover into the basaltic base. This data will allow for direct correlations to the sub base of the mine to the basalt hosted vein structures in the areas surrounding the old Metates town site.

The El Nacimiento area to the south west of the mine has to be more fully explored, along with a second area of exposed quartz veined basalts below the capping rhyolites.

A third area is the El Oro mine portion located to the south east of Metates on a parallel ridgeline. It is also “on strike” with potential hydrothermal flow along joint planes from the large crater feature to the south. This crater is well defined and is situated on the north shore of the Presidio River.

In addition, there is a possibly significant E/W shear zone crossing the strike of the Metates vein trace to the north over the high ridge. This intersection point will have to be examined for potential concentration effects of the two structures. The area appears heavily tree covered and the examination will be difficult but important to help understand the structure in the region. All of these areas warrant future examination but it will have to be phased as the main vein system becomes better defined.

The El Nacimiento area should also be considered as third level underlying the basaltic and rhyolitic cap rocks. The sulphide contents in the lower strata could easily be an enrichment source for any late stage hydrothermal pulsing in the vertical veins.

For a nearly 500 metre vertical vein system structure to return near barren values at depth can be explained in several ways. The most common answer is that the sample, while appearing to be of a higher grade was well leached at surface and a better sample result would be obtained deeper into the profile. One other explanation would be that the emplacing pulse was simply an inter-system event from the constantly evolving magma chamber changes during the cooling phase.

What the variety of assay values does represent in a three dimensional model is that vertical changes in grade will occur. The changes can be non-structural and simply consist of a re-melting of an existing profile from a new pulse and part of the sequence will then appear diluted. The relic comb structures seen in thin section suggest this is indeed occurring. As new drilling is completed, it will be critical to ensure intense petrographic and SEM examinations are done on the encountered zones to better understand the horizontal and vertical sequences.

There are no reports of historical drilling on the property suite. However a comprehensive drill program is warranted in the future exploration programs. Both surface and underground drill programs should be undertaken as the mine workings are very complex. Limited step outs and fan drill patterns will be required to determine continuity of grade and eventual resource values. This proposal is noted below in the three drill hole placement drawings. The first is an overview and the two following are expanded views of the proposed surface drilling.

A three hole fan pattern per pad surface drill program is also suggested to be undertaken parallel to the strike of the main level 2 vein system initially plotted at 100 metres to the east. The three holes should be set at 45, 55 and 65 degree dips striking due west. This array is designed to intersect the series of near vertical veins that strike from 10 degrees E to 10 degrees W of north.

At least four separate veins are suspected to run in a semi parallel manner within a 50-metre wide zone of breccias and conglomerates. Drag folded structures, slickensides, crush zones and vertical and horizontal offsets add to the suite of expected strata to be intersected in the drilling. This will result in varied degrees of core recovery. The recovery and sampling of the drill mud during the process is also a critical element in the data development.

Since the primary ore grade metals appear to be quite mobile and part of the low sulphidization process of emplacement they could be washed from the softer core sequences. Intersections where drill water is rapidly lost, should be closely monitored for the amount of flow and the thickness of the zones. This situation is expected to become very evident in DDH 4 at the point where it intersects the main vein systems for level 1 and 2.  A large crush zone and significant block breakage was noted in level 2 between 150 and 175 m into the main adit. Even the mining direction changed at 173 m to the east due to the significantly harder volcanic sequence encountered at that point.

Between 160 and 173m appears to be the apex of a large wrench fault where the level 1 and 2 vein systems cross. Rapidly changing rock densities and dilated shears will add to the difficulty of this hole.

Hole one is located at the south end of the known structure zone closer to the cart trail adit. The pad location is selected to be 100 m due east of the main level 2 vein trace  to ensure the level 1 elements are intersected. Additional zones are suspected to lie to the east of this trace but no information is currently available to confirm this. Should another vein trace be encountered in the area east of the level 1 trace, the entire potentially mineralized zone would now increase to possibly 100 m wide.

The newly excavated western branch of the Level 4 drift warrants proper mapping and additional samples taken. The strike, dip, thickness and nature of the main vein in Level 4 are consistent with joining the main vein structure encountered in Level 2. This greatly increases the size and potential tonnage of mineralized rock through this section. Careful underground survey work is required to ensure the structural linkage of these systems.

In future, deeper channel samples would be of value once electricity is available in the mine. Using a rotary hammer tool would be of value in obtaining larger and deeper sample from specific minor vein systems hosted in the main structure. It is also recommended that prudent use be made of the mill on the property for small bulk sample programs. The simple mill circuit can easily be cleaned and several tonnes of potential ore materials processed as required. The variability of the grades encountered in the samples to date indicates that high-grade sections course through more barren portions of the host. Unfortunately, the megascopic examination of the samples does not clearly define where this high potential rock may occur. It is felt that both the precious metals are contained in free electrum shocked into the host rock. Petrographic examinations undertaken so far have not resulted in the visualization of gold or silver under the optical microscope even in very high-grade samples.

The initial exploration phase is complete and the next goals are set out in the following budget. Phase 1 is to move ahead over the next 6 month period to provide the key information required to better understand the multiple vein system lithology and orientation through field examination. Where required drill pads will be developed to prepare for Phase 2 and other later stage drilling efforts. The data obtained from initial exploration phase has shown that there are significant potential exploration areas to work on within the entire property suite. By drilling during Phase 2, in proximity of the mine site the data obtained will allow the encountered structures located in Phase 1 to be better understood and modeled. This model will be used on other vein areas distal to the crater zone to examine the reproducibility of results. As each phase is completed the subsequent exploration process will be built upon the previous foundation works in the model.

	Phase 1 0-12 months	Phase 2 13-24 months	Phase 3 24+ months
Mapping (Surface)	$5,000	$10,000	$10,000
Mapping (Underground)	$10,000	$5,000	$20,000
Mine Rehabilitation (Labour)	$50,000	-	-
Mine Rehabilitation (Materials)	$50,000	-	-
Safety Equipment	$12,000	-	-
Assays	$5,000	$15,000	$15,000
Metallurgical Testing	-	$10,000	$20,000
Petrographic Report	-	$5,000	$5,000
Professional Fees	$50,000	$50,000	-
Heavy Equipment Rental	$50,000	$20,000	$25,000
Field Labour (Above Ground)	$25,000	$15,000	$50,000

	Phase 1 0-12 months	Phase 2 13-24 months	Phase 3 24+ months
Survey Station Monuments	$10,000	-	$5,000
Microscopic Analysis	$2,000	$2,000	$5,000
Topographic and Contour Mapping	$10,000	$15,000	$30,000
Surface Drill Pad Access and Preparation	$10,000	$30,000	$20,000
Trenching	-	-	$25,000
Surface Drilling	-	$400,000	$100,000
Underground Drilling	-	$115,000	-
Underground Drilling Preparation (X-Cut)	$55,000	-	-

	Phase 1 0-12 months	Phase 2 13-24 months	Phase 3 24+ months
Camp Construction	$10,000	$40,000	$30,000
Line Cutting	$3,000	$7,000	$30,000
Core Racks and Boxes	$10,000	$20,000	$25,000
Historical Data Collection and Analysis		$20,000	$5,000
Communication Site	$10,000	$5,000	$10,000
Local Geologist – Senior	$30,000	$30,000	$60,000
Local Geologist – Junior	$18,000	$18,000	$72,000
Mine Engineering	$35,000	$35,000	$40,000
Air Photos and Orthographic Mapping	$25,000	$5,000	$50,000
Totals	$485,000	$872,000	$652,000

Metates Phased Exploration Program (In Progress)

Glossary of Technical Terms

The following geological terms used herein have the following meanings:

“Ag”	Silver;
“alteration”	any change in the mineralogical composition of a rock that is brought about by physical or chemical means;
“anomalous”

adjective describing a sample, location or area at which either (i) the concentration of an element(s) or (ii) a geophysical measurement is significantly different from (generally higher than) the average background concentrations in an area.  Though it may not constitute mineralization, an anomalous sample or area may be used as a guide to the possible location of mineralization;

“assay”	in economic geology, to analyze the proportions of metal in a rock or overburden sample; to test an ore or mineral for composition, purity, weight or other properties of commercial interest;
“Au”	gold;

“auriferous”	gold bearing;
“basalt”	a rock unit of dense dark grey fine-grained igneous rock composed chiefly of calcium-rich plagioclase feldspar and pyroxene that lies closer to the bottom of a stratigraphic sequence;
“basement”

the undifferentiated complex of rocks that underlies the rocks of interest in an area; in many places the rocks of the complex are igneous and metamorphic and of Precambrian age, but in some places they are Paleozoic, Mesozoic, or even Cenozoic;

“bedrock”	a general term for the rock, usually solid, that underlies soil or other unconsolidated, superficial material;
“breccia”	a coarse grained rock composed of large, >2mm angular rock fragments that have been cemented together in a fine grained matrix;
“Cenozoic”	an era of geological time running from approximately 65 million years before present;
“chalcopyrite”	copper iron sulphide mineral (CuFeS2). A common copper ore;
“conglomerate”	a coarse grained sedimentary rock composed of fragments larger than 2 mm in a fine grained matrix;
“deposit”

a mass of naturally mineral material, proven by drilling, trenching, and/or underground work, and found to contain a sufficient average grade of metal or metals to warrant further exploration and/or development expenditures; such a deposit does not qualify as a commercially mineable ore body or as containing ore reserves, until final legal, technical, and economic factors have been resolved;

“dip”	the angle at which a stratum is inclined from the horizontal;
“dome”	a large igneous intrusion whose surface is convex upward with the sides sloping away at low but gradually increasing angles;
“fault”	a fracture in a rock along which there has been relative movement between the two sides either vertically or horizontally;
“fault” or “block fault”

a fracture in a rock across which there has been displacement.  Block faults are usually steep, and break the earth’s crust into “blocks” that are displaced vertically and/or laterally relative to each other;

“feldspar”	a group of common sodium-potassium-calcium aluminosilicate minerals;

“fire assay”	any type of assay procedure that involves meting the sample in a furnace;
“fold”	a bend in strata or any planar structure;
“fracture”	breaks in rocks due to intensive folding or faulting;
“fragmental”	designating or of rocks formed of the fragments of older rocks; elastic;
“g/t”	unit of grade expressed in grams/tonne;
“galena”	a sulphide mineral of lead;
“geophysical”	the use of geophysical instruments and methods to determine subsurface conditions by analysis of such properties as specific gravity, electrical conductivity, and magnetic susceptibility;
“geophysical survey”

the exploration of an area by exploiting differences in physical properties of different rock types. Geophysical methods include seismic, magnetic, gravity, induced polarization and other techniques, and geophysical surveys can be undertaken from the ground or from the air;

“gouge”	a thin layer of soft earthy putty-like rock material along the containing wall of a mineral vein;
“grade”	the amount of valuable metal in each tonne of ore, expressed as grams per tonne (g/t) for precious metals, as percent (%) for copper, lead, zinc and nickel;
“granite”	an intrusive rock with 10 to 50% quartz and in which the alkali/total feldspar ratio is in the range of 65 to 90%;
“hectare”	an area equal to 100 meters by 100 meters;
“host”	a rock or mineral that is older than rocks or minerals introduced into it;
“hydrothermal”	of or pertaining to heated water, to the action of heated water, or to the products of the action of heated water;
“igneous”	a classification of rocks formed from the solidification from a molten state;
“ignimbrite”	the rock formed by the deposition and consolidation of ash flows and nuee ardente;

“induced polarization” or “IP”	a type of electromagnetic geophysical survey used to test the conductivity of the ground;
“intrusion”	the process of emplacement of magma in a pre-existing rock. Also, the igneous rock mass so formed;
“km”	kilometres;
“m”	meters (3.28 feet);
“Mesozoic”	an era of geological time running from approximately 65 to 245 million years before present;
“mineralization”	the concentration of metals and their chemical compounds within a body of rock;
“mineral reserve”

means the economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A Mineral Reserve includes diluting materials and allowances for losses that may occur when the material is mined;

“mineral resource”

a concentration or occurrence of material or intrinsic economic interest in or on the Earth's crust in such form and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge;

“nuee ardente”	refers to hot, gas charged, bodies of volcanic material from and explosive volcanic eruption that are mobile, commonly flowing down the sides of the volcano or the volcanic pile;
“ore”	a metal or mineral or a combination of these of sufficient value as to quality and quantity to enable it to be mined at a profit;
“ounce” or “oz”	a troy ounce or 31.103 grams;
“outcrop”	an exposure of bedrock at the surface;
“Paleozoic”	an era of geological time running from 245 to 570 million years before present;
“Pb”	Lead;

“polymictic”	said of a sedimentary rock type composed of many different rock types;
“pyrite”	a mineral composed of iron and sulphur (FeS2);
"pyroclastic"	refers to a sedimentary rock composed or airborne volcanic material from a volcanic eruption;
“quartz”	a mineral composed of silicon dioxide;
“rhyolite”	a group of extrusive igneous rocks often with coarse crystals in a glassy to fine grained matrix equivalent to granite in composition;
“sediment”

solid material that has settled down from a state of suspension in a liquid. More generally, solid fragmental material transported and deposited by wind, water or ice, chemically precipitated from solution, or secreted by organisms, and that forms in layers in loose unconsolidated form;

“sedimentary rock”	a rock that has been formed by the consolidation of loose sediment that has accumulated in layers;
“sphalerite”	a common zinc bearing sulphide mineral composed of the elements of iron, zinc and sulphur;
“strike”	direction or trend of a geologic structure;
“sulphide”	a group of minerals in which one or more metals are found in combination with sulphur;
“tonne”	metric unit of weight equivalent to volume multiplied by specific gravity; equivalent to 1.102 tons or 1,000 kilograms (2,204.6 pounds);
“tuff”	a compacted pyroclastic deposit of volcanic ash and dust;
“vein”	a thin sheet-like intrusion into a fissure or crack, commonly bearing quartz;
“volcanic”	descriptive of rocks originating from volcanic activity;
“Zn”	Zinc.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information set forth in this Current Report on Form 8-K, you should carefully consider the factors discussed below when considering an investment in our common stock. If any of the events contemplated by the following discussion of risks should occur, our business, results of operations and financial condition could suffer significantly. As a result, you could lose some or all of your investment in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business. See “Forward Looking Information”.

We require additional funding to pursue our exploration plans and there is no assurance any required funding will be obtained.

We do not currently have any revenue producing operations and may, from time to time, report a working capital deficit.  To maintain our activities, we will require additional funds which may be obtained either by the sale of equity capital or by entering into an option or joint venture agreement with a third party providing such funding.  There is no assurance that we will be successful in obtaining such additional financing; failure to do so could result in the loss or substantial dilution of our interests in its Property.  We will require additional funds in order to complete our exploration program.

We have negative operating cash flow and cannot predict when we will reach positive cash flow.

Since inception, we have had negative operating cash flow. We have incurred losses since our founding. The losses and negative operating cash flow are expected to continue for the foreseeable future as funds are expended on the exploration program on the Property and administrative costs. We cannot predict when we will reach positive operating cash flow.

There is no assurance that we will be able to obtain funding as required, or that funds will be available on terms acceptable to us.

We have no history of significant earnings and, due to the nature of our business, there can be no assurance that we will be profitable.  We have paid no dividends on our shares since incorporation and do not anticipate doing so in the foreseeable future.  The only present source of funds available to us is through the sale of its equity shares.  Even if the results of exploration are encouraging, we may not have sufficient funds to conduct the further exploration that may be necessary to determine whether or not a commercially mineable deposit exists on any of our properties.  While we may generate additional working capital through further equity offerings or through the sale or possible syndication of our properties, there is no assurance that any such funds will be available on terms acceptable to us, or at all.  At present it is impossible to determine what amounts of additional funds, if any, may be required.

We have a limited operating history and there can be no assurance of our ultimate success.

We have no history of earnings.  There are no known commercial quantities of mineral reserves on the Property.  We will need to raise funds to carry out exploration and development on the Property with the objective of establishing economic quantities of mineral reserves.

Although we have exercised the usual due diligence with respect to determining title to properties in which we have a material interest, there is no guarantee that title to such properties will not be challenged or impugned.

Although we have exercised the usual due diligence with respect to determining title to properties in which we have a material interest, there is no guarantee that title to such properties will not be challenged or impugned.  Our mineral property interests may be subject to prior unregistered agreements or transfers or native land claims and title may be affected by undetected defects.  Surveys have not been carried out on any of our mineral properties, therefore, in accordance with the laws of the jurisdiction in which such properties are situated; their existence and area could be in doubt.  Until competing interests in the mineral lands have been determined, we can give no assurance as to the validity of title to those lands or the size of such mineral lands.

In the event that we do not fulfill our obligations contemplated by the Exploration Contract, we will lose our interest in the Property.

We do not own the Property and only have a right to earn an interest therein pursuant to the Exploration Contract. In the event that we do not fulfill our obligations contemplated by the Exploration Contract, we will lose our interest in the Property.

There is no assurance that our mineral exploration activities will result in any discoveries of commercial bodies of ore or that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis.

Resource exploration and development is a speculative business, characterized by a number of significant risks including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits that, though present, are insufficient in quantity and quality to return a profit from production.  The marketability of minerals acquired or discovered by us may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, the proximity and capacity of milling facilities, mineral markets and processing equipment, and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection, the combination of which factors may result in our not receiving an adequate return of investment capital.

All of the claims to which we have a right to acquire an interest are in the exploration stages only and are without a known body of commercial ore. Development of the subject mineral properties would follow only if favorable exploration results are obtained. The business of exploration for minerals and mining involves a high degree of risk.  Few properties that are explored are ultimately developed into producing mines.

There is no assurance that our mineral exploration and development activities will result in any discoveries of commercial bodies of ore. The long-term profitability of our operations will in part be directly related to the costs and success of its exploration programs, which may be affected by a number of factors.

Substantial expenditures are required to establish reserves through drilling, to develop the mining and processing facilities and infrastructure at any site chosen for mining.  Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis.

Access to the Property could be an issue for heavier transport which could materially adversely affect our exploration plans.

It is anticipated that access to the Property could be an issue for heavier transport.  This is a logistical issue that will likely be an ongoing concern for us. During the roughly 2 month rainy season in the summer, transportation times may be increased due to the need to cross streams and possible landslide areas. In some cases, flooding may cut off the Property for periods of up to two weeks.  Another aspect of concern for transportation is the numerous stream and river crossings along the roadway.  In addition, attention will have to be paid to the water cycles in each of the stream crossings as critical equipment may be required at the mine site and may not be shipped due to water levels and possible erosion during the rainy season.  However, as the Property develops these concerns will require constant attention.

There are uninsurable risks associated with the exploration of mineral properties.

In the course of exploration, development and production of mineral properties, certain risks, and in particular, unexpected or unusual geological operating conditions including rock bursts, cave-ins, fires, flooding and earthquakes may occur.  It is not always possible to fully insure against such risks and we may decide not to take out insurance against such risks as a result of high premiums or other reasons.  Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of our securities.

Obtaining required permits and licenses to explore mineral properties can be difficult and compliance with environmental regulations, permits and licenses relating to the exploration of mineral properties can be costly.

Our operations may be subject to environmental regulations promulgated by government agencies from time to time.  Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mining industry operations, such as seepage from tailings disposal areas, which would result in environmental pollution.  A breach of such legislation may result in imposition of fines and penalties.  In addition, certain types of operations require the submission and approval of environmental impact assessments.  Environmental legislation is evolving in a manner which means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent.  Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees.  The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.  We intend to fully comply with all environmental regulations.

The current or future operations of our Corporation, including development activities and commencement of production on our properties, require permits from various, federal, provincial or territorial and local governmental authorities and such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.

Such operations and exploration activities are also subject to substantial regulation under these laws by governmental agencies and may require that we obtain permits from various governmental agencies.  There can be no assurance, however, that all permits which we may require for our operations and exploration activities will be obtainable on reasonable terms or on a timely basis or such laws and regulations would not have an adverse effect on any mining project which we might undertake.

Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.  Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws.

Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on our Corporation and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

To the best of our knowledge, we are operating in compliance with all applicable rules and regulations.

There is no assurance that the Property will contain any commercial ore.

We are currently in the exploration stage at the property and there can be no assurance that the Property contains any commercial ore.

There are risks associated with business activities conducted in Mexico.

Natural resource activities may be affected in varying degrees by political and financial instability, inflation and haphazard changes in government regulations relating to this industry.  Any changes in regulations or shifts in political or financial conditions are beyond our control and may adversely affect our business.  Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, environmental legislation and safety.

We face significant competition in the mining industry.

The mining industry is intensely competitive in all its phases, and we compete with companies that are larger and have longer operating histories, records of successful operations, greater financial resources and technical facilities, and more contracts with significant institutions and governments. Competition could adversely affect our ability to carry out our plans or acquire suitable properties or prospects in the future.

Our success is currently largely dependent on our officers and the loss of any of them could materially adversely affect our business, results of operations and financial condition.

Our success is currently largely dependent on the performance of our officers.  The loss of the services of these persons could have a materially adverse effect on our business and prospects.  There is no assurance we can maintain the services of our officers or other qualified personnel required to operate our business.  Failure to do so could have a material adverse affect on our business and our prospects.  Our directors and officers only devote part of their time and attention to our affairs.

Mineral prices fluctuate significantly which could affect our results of operations, financial condition and ability to raise required capital.

Factors beyond our control may affect the marketability of metals discovered, if any.  Metal prices have fluctuated widely, particularly in recent years.  The effect of these factors cannot be predicted.

Investing in the mining sector can be risky and Investors in our Corporation may lose their investment.

The continued operation of our Corporation will be dependent upon our ability to generate operating revenues and to procure additional financing.  There can be no assurance that any such revenues can be generated or that other financing can be obtained.  If we are unable to generate such revenues or obtain such additional financing, any investment in our Corporation may be lost.  In such event, the probability of resale of the shares purchased would be diminished.

An active public market for our common stock might not develop or be sustained going forward and may be subject to significant price volatility.

In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market prices of securities of many companies have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies.  There can be no assurance that continual fluctuations in price will not occur.  It may be anticipated that any quoted market for our shares will be subject to market trends generally, notwithstanding any potential success in creating revenues, cash flows or earnings.

There is no material public market for our common stock.  An active public market for our common stock might not develop or be sustained going forward.  If an active public market for our common stock does not develop, the liquidity of a shareholder’s investment may be limited and the share price may decline.

Our results of operations and financial condition are subject to currency fluctuations and inflation risks.

Our property interests in Mexico make us subject to foreign currency fluctuations and inflationary pressures which may adversely affect our financial position and results of operations.  Accordingly, we may suffer losses due to adverse foreign currency fluctuations.  Mexico has not experienced significant inflationary rates recently.  Although the situation appears to be stable, we bear the risk of incurring losses occasioned as a result of rampant inflation in Mexico.

It may not be possible for investors to effect service of process within the United States upon us as our assets and operations are based in Mexico and Canada and our directors and officers reside in Canada.

A substantial majority of our assets are located outside the United States. Furthermore, our directors and officers reside outside the United States and all or most of the assets of those officers and directors may be located outside the United States. As a result, investors may find it difficult to effect service of process within the United States upon us or these persons or to enforce outside the United States judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States. It may also be difficult for an investor to bring an original action in a Canadian, Mexican or other foreign court predicated upon the civil liability provisions of the U.S. federal securities laws against us or these persons.

In particular, there is doubt as to the enforceability of original actions in Canadian and Mexican courts of civil liabilities predicated solely upon U.S. federal securities laws, and the enforceability in Canadian and Mexican courts of judgments entered by U.S. courts predicated upon the civil liability provisions of U.S. federal securities laws will be subject to compliance with procedural and other requirements under Canadian and Mexican law, including the condition that the judgment does not violate Canadian or Mexican public policy.

Conflicts of Interest may arise as a result of other business activities of our directors and officers.

Some of our directors and officers are engaged and will continue to be engaged in the search for additional business opportunities on behalf of other corporations, and some of our directors or officers are or may become directors or officers of other companies engaged in other business ventures. Accordingly, situations may arise where these directors or officers will be in direct competition with our Corporation.  Conflicts, if any, will be dealt with in accordance with the relevant legislation and internal policies.

We have not paid, and do not anticipate paying, any dividends on our common stock in the foreseeable future.

We have not paid dividends on our shares of common stock and we do not expect to declare or pay dividends on shares of our common stock for the foreseeable future.  We intend to retain earnings, if any, to finance the development and expansion of our business.  Our future dividend policy will be subject to the discretion of our Board of Directors and will depend upon our future earnings, if any, our financial condition, capital requirements, general business conditions and other factors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

We were incorporated under the laws of the State of Nevada on April 5, 2004. We were a “shell” company with no specific business plan or purpose prior to our Merger with Rio Plata on May 14, 2013. See “Acquisition or Disposition of Assets” for more information relating to the terms of the Merger.

Rio Plata is junior natural resource company engaged in the acquisition and exploration of mineral properties of merit in Mexico. As a result of the Merger, Rio Plata effectively became our wholly-owned subsidiary and our prior business plan was abandoned and we adopted the business plan of Rio Plata. The transaction was accounted for as a “reverse merger” with Rio Plata as the acquiring party and us as the acquired party. Accordingly, when we refer to our business and financial information relating to periods prior to the Merger, we are referring to the business and financial information of Rio Plata, unless otherwise indicated.

The Merger constitutes a reverse merger for accounting purposes and, accordingly, this current report includes the audited consolidated financial statements as of and for the years ended March 31, 2012 and 2011 and the interim unaudited consolidated financial statements as of and for the nine months ended December 31, 2012 and 2011 of Rio Plata, as well as unaudited pro forma condensed combined financial information of Rio Plata and WS Industries.  These financial statements have been prepared in accordance with US GAAP.

The following discussion of the financial condition and results of operations of Rio Plata should be read in conjunction with the financial statements and the notes to those statements, and the section entitled “Description of Business of Rio Plata Exploration Corporation”, included in this report. This discussion includes forward-looking statements that involve risk and uncertainties. As a result of many factors, such as those set forth above under “Risk Factors,” actual results may differ materially from those anticipated in these forward-looking statements. See “Forward Looking Information” for more information.

Overview

As a result of the Merger, we are a junior natural resource company currently engaged in the acquisition and exploration of mineral properties of merit in Mexico. We operate through a wholly owned Mexican subsidiary, Real de Plata Resources, S.A. de C.V. Our primary asset is the Metates property located approximately 110 kilometers NW of the city of Mazatlan, Municipality of Mazatlan, in the State of Sinaloa, Mexico. Our Property is in the exploration stage and is currently without a known body of commercial ore.

Results of Operations

Year Ended March 31, 2012 Compared to Year Ended March 31, 2011

Revenues

We have earned no revenues and have sustained operational losses since our inception on August 16, 2006 to March 31, 2012. As of March 31, 2012, we had an accumulated deficit of $1,981,656. We anticipate that we will not earn any revenues during the current fiscal year as we are an exploration stage company. We anticipate that we will incur substantial losses for the foreseeable future and our ability to generate any revenues in the next 12 months continues to be uncertain.

Expenses

Our total expenses increased to $453,888 for the year ended March 31, 2012 from $342,281 for the year ended March 31, 2012 mainly due to an increase in exploration activity and expenses related to our Property and interest on our short-term loans.  During the year ended March 31, 2012, we spent $109,708 on the exploration and evaluation of the Metates Property, compared to $23,671 during the year ended March 31, 2011. See “Property” above for information relating to the exploration conducted on the Metates Property to date.

An increase in office, rent and management expenses in the year ended March 31, 2012 from the prior period were offset by a decrease in professional, regulatory and travel expenses. We incurred interest and bank charges of $113,883 in the year ended March 31, 2012, compared to $64,176 in the year ended March 31, 2011, relating to loans required to fund our operations.

Net Loss

For the fiscal year ended March 31, 2012, we incurred a net loss of $453,888, compared to $342,281 during the year ended March 31, 2011.

Nine Months Ended December 31, 2012 Compared to Nine Months Ended December 31, 2012

Revenues

We have earned no revenues and have sustained operational losses since our inception on August 16, 2006 to December 31, 2012. As of December 31, 2012, we had an accumulated deficit of $2,868,441. We anticipate that we will not earn any revenues during the current fiscal year as we are an exploration stage company. We anticipate that we will incur substantial losses for the foreseeable future and our ability to generate any revenues in the next 12 months continues to be uncertain.

Expenses

Our total expenses increased to $886,785 for the nine months ended December 31, 2012 from $237,571 for the nine months ended December 31, 2012 mainly due to an increase in exploration activity and expenses related to our Property and interest on our short-term loans.  During the nine months ended December 31, 2012, we spent $522,500 on the exploration and evaluation of the Metates Property, compared to $11,425 during the nine months ended December 31, 2011. See “Property” above for information relating to the exploration conducted on the Metates Property to date.

For the nine months ended December 31, 2012, our other operating expenses (office, rent, regulatory, investor relations, management, professional and travel) decreased overall from the prior period. We incurred interest and bank charges of $258,752 in the nine months ended December 31, 2012, compared to $72,509 in the nine months ended December 31, 2011, relating to loans required to fund our operations.

Net Loss

For the nine months ended December 31, 2012, we incurred a net loss of $886,785, compared to $237,571 during the nine months ended December 31, 2012.

Liquidity and Capital Resources

As of December 31, 2012, we had cash of $59,028, total assets of $852,610, total liabilities of $2,376,868, a working capital deficit of $2,137,984 and an accumulated deficit of $2,868,441. We have been dependent on funds raised through loans to finance our operations.

Financing Activities

We have funded our operations primarily through loans during the last two fiscal years. During the nine months ended December 31, 2012, financing activities provided cash of $886,759 from short-term loans, compared to $137,149 in the prior period primarily from short-term loans. During the year ended March 31, 2012, financing activities provided cash of $609,706, compared to $319,766 in the prior period, primarily from short-term loans.

Operating Activities

Operating activities used cash of $776,832 for the nine months ended December 31, 2012, compared to $164,817 for the nine months ended December 31, 2011. An increase in accounts receivable used cash of $75,252 in the nine months ended December 31, 2012, compared to $24,340 in the prior period.  A decrease in accrued liabilities used cash of $25,146 in the current period, compared to $101,344 in the prior period. An increase in interest payable provided cash of $210,293 in the current period, compared to $54,924 in the prior period. A decrease in trade payables used cash of $43,232 in the current period, compared to an increase in the same providing cash of $130,406 in the prior period.

Operating activities used cash of $354,507 for the year ended March 31, 2012, compared to $208,153 for the year ended March 31, 2011. An increase in accounts receivable used cash of $60,679 in the year ended March 31, 2012, compared to $24,549 in the prior period.  A decrease in accrued liabilities used cash of $58,944 in the current period, compared to an increase in same providing cash of $87,924 in the prior period. An increase in interest payable provided cash of $88,527 in the current period, compared to $40,759 in the prior period. An increase in trade payables provided cash of $115,483 in the current period compared to $8,533 in the prior period.

Investing Activities

Investing activities used cash of $118,490 in the nine months ended December 31, 2012, compared to $34,544 in the prior period, due to mineral property expenditures.

Investing activities used cash of $241,865 in the year ended March 31, 2012, compared to $65,389 in the prior period, due to mineral property expenditures.

We expect that our total expenses will increase over the next year as we increase our business operations. We do not anticipate generating any revenues over the next year. Our plan of operations for the next 12 months is to continue to explore our Metates Property as further described below. We anticipate we will require approximately $1 million to carry out our plans over the next 12 months. As at December 31, 2012, we had cash of $59,028 and a working capital deficit of $2,137,984 and will require significant financing to pursue our exploration plans.

There can be no assurance that we will obtain any additional financing, on terms acceptable to us or at all. In the event we are unable to obtain the required financing, our business may fail. An investment in our securities involves significant risks and you could lose your entire investment.

We intend to raise additional capital for the next 12 months from the sale of our equity or debt securities or loans from related parties.  If we are unsuccessful in raising sufficient capital through such efforts, we may consider other financing avenues such as bank financing.  There is no assurance that any financing will be available to us or, if available, on terms that will be acceptable to us.  If we are unable to raise additional capital, our business may fail.

Exploration Plan

For a description of our exploration plan, see “Property”.

Going Concern

Our financial statements included herein have been prepared on a going concern basis and Note 1 to the statements identifies issues that raise substantial doubt about our ability to continue as a going concern.  Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have not generated any revenues, have achieved losses since our inception, and rely upon the sale of our common stock and loans to fund our operations.  We may not generate any revenues for the foreseeable future, and if we are unable to raise equity or secure alternative financing, we may not be able to pursue our plans and our business may fail.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Critical Accounting Policies

Our financial statements are affected by the accounting policies used and the estimates and assumptions made by management during their preparation.  A complete summary of these policies is included in Note 2 of the notes to our financial statements.  We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows, and which require the application of significant judgment by management.

Foreign Currency Translation and Transaction

The functional currency of the company is the Canadian dollar. The company translates assets and liabilities to Canadian dollars using year-end exchange rates, translates unproved mineral properties and equity accounts using historical exchange rates, and translates revenues and expenses using average exchange rates during the period. Exchange gains and losses arising from the translation of the Mexican subsidiaries financial statements are recorded to profit and loss.

The reporting currency is the US Dollar. Assets and liabilities denominated in currencies other than the US Dollar are translated to the US Dollar equivalent using the year end exchange rate. Stockholders equity accounts are translated to US Dollars using the historical exchange rates. Revenues and expenses are translated using average exchange rates during the period. Exchange gains and losses arising from the translation to the reporting currency are recorded within the cumulative translation adjustment account.

Mineral Properties

Realization of the company's investment in and expenditures on mineral properties is dependent upon the establishment of legal ownership, the attainment of successful production from the properties or from the proceeds of their disposal.

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristics of many mineral properties. To the best of its knowledge the company believes all of its unproved mineral interests are in good standing and that it has title to all of these mineral interests.

The company classifies its mineral rights as tangible assets and accordingly acquisition costs are capitalized as mineral property costs. Long-lived assets are to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the company is to estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. Mineral exploration costs are expensed as incurred until commercially mineable deposits are determined to exist within a particular property.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to foreign currency risks as our operating expenses are incurred in Canadian dollars and Mexican pesos, while our reporting currency is the US dollar. Fluctuation of the US dollar in relation to the Canadian dollar and Mexican peso will have an impact upon our results and may also affect the value of our assets and the amounts of shareholders’ equity. We do not use derivative financial instruments to reduce our foreign exchange exposure.

Capitalization

The following table summarizes our capitalization after giving effect to the Merger, and should be read together with the pro forma financial statements included herein. Prior to the Effective Time of the Merger, approximately $1,901,526 in principal and interest of short-term debt of Rio Plata was converted into 6,338,422 common shares of Rio Plata at a price of $0.30 per share, the holders of which participated in the distribution of the 28,000,000 shares issued to Rio Plata shareholders under the Merger. We are in the process of converting the short-term debt to long-term debt that will not have a conversion feature.

Description	Outstanding after giving effect to the Merger (Unaudited)
Common Stock	36,131,000
Short Term Debt	$1,055,845 (Includes $125,445 of interest)
Long Term Debt	Nil

 Share Capital

The following table sets forth information relating to our share capitalization after giving effect to the Merger:

Security	Amount Authorized	Total Number of Shares Outstanding
Common Stock	150,000,000	36,131,000
Preferred Stock	Nil	Nil
Common Stock Underlying Options	Unlimited	Nil
Common Stock Underlying Warrants	Unlimited	Nil

The following table sets forth information relating to our shareholdings after giving effect to the Merger:

Security	Number Outstanding	Percentage of Shares Outstanding
Common Stock Held by Former Shareholders of Rio Plata	28,000,000	77%
Common Stock Held by Former Shareholders of WS Industries	8,131,000	23%
Common Stock Underlying Options	Nil	Nil
Common Stock Underlying Warrants	Nil	Nil
Total	36,131,000	100%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock currently held by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each of our directors and executive officers and (iii) all officers and directors as a group. There are 36,131,000 shares of our common stock outstanding currently. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name. Unless otherwise noted below, the address of each stockholder below is c/o Suite 1120, 470 Granville Street, Vancouver, British Columbia V6C 1V5 Canada.

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class (%)
Common Stock	Robert Bell, President, CEO and Director	2,282,658	6.3%
Common Stock	Donald Bossert, CFO and Director	1,303,203	3.6%
Common Stock	Richard Novis, Secretary and Director	2,282,658	6.3%
Common Stock	Robert Morrison, Director	2,710,803	7.5%
Common Stock	Kelvin Williams, Director	1,303,203	3.6%
Common Stock	Barry Price, Director	Nil	Nil%
Common Stock	All Officers and Directors as a Group	9,882,525	27.4%
Common Stock	Russel J. Renneberg	2,158,803	6.0%

Changes in Control

There are no arrangements known to us the operation of which may at a later date result in a change in control of our company.

MANAGEMENT AND DIRECTORS

Directors and Officers

At the effective time of the Merger, our board of directors was reconstituted by the appointment of Robert Bell, Richard Novis, Donald Bossert, Kelvin Williams, Robert Morrison and Barry Price as directors. Our executive management team was also reconstituted by the appointment of Mr. Bell as our President and Chief Executive Officer, Mr. Bossert as Chief Financial Officer and Treasurer, and Mr. Novis as Secretary.

Our directors serve until our next annual shareholders’ meeting or until their successors are elected and qualified. Our executive officers hold their positions at the discretion of our Board of Directors, subject to any employment or management agreements. There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

The following table sets forth the name, age and positions of each of our directors and executive officers after the Merger.

Name	Age	Positions
Robert Bell	62	President, Chief Executive Officer and Director
Donald Bossert	48	Chief Financial Officer, Treasurer and Director
Richard Novis	63	Secretary and Director
Kelvin Williams	48	Director
Robert Morrison	65	Director
Barry Price	68	Director

Robert Bell. Mr. Bell has served as President, Chief Executive Officer and a director of Rio Plata since August 2006. Mr. Bell has been an officer and director of private and public companies. As a senior officer and director of Britton Capital Corp. from 1991 to 1998, Mr. Bell had involvement in the stewardship of several public companies. Mr. Bell has also been the President of 0847473 B.C. Ltd dba Micro Cap et al, a private Vancouver, British Columbia, Canada based business involved in providing marketing, promotion and investor relations services to private and reporting companies, for over 15 years.

Donald Bossert. Mr. Bossert has served as Chief Financial Officer, Treasurer and a director of Rio Plata since January 2007. Mr. Bossert achieved his Certified Management Accountant designation from the Society of Management Accountant's of Alberta, Canada in 1992. From June 1990 to January 2008, he was Director of Finance of Unified Alloys Ltd., a national distributor of stainless steel and special alloy pipe, fittings and flanges.  Since February 2008, he has been the President of Bossert Consulting Ltd., a company providing management and accounting services.

Richard Novis. Mr. Novis has served as Secretary and a director of Rio Plata since January 2009. Mr. Novis is a graduate of the British Columbia Institute of Technology in Vancouver, British Columbia, Canada where he earned a diploma in financial administration.  From 1998 to present,

Mr. Novis has acted as manager of 0847473 B.C. Ltd dba Micro Cap et al, a private Vancouver, British Columbia, Canada based business involved in providing marketing, promotion and investor relations services to private and reporting companies.  Since November 2005, he has also acted as president, secretary, treasurer and a director of Northern Exploration Ltd., a United States company involved in oil and gas exploration.

Kelvin Williams. Mr. Williams has served as a director of Rio Plata since January 2007. Mr. Williams has been the President and owner of Market Trend News since 1998, a marketing publication providing information about public companies to a target audience of retail investors and stock brokers.  From 1998 to 2011, he was also the President, CEO and a director of Bandera Gold Ltd., a gold exploration company listed on the TSX Venture exchange in Canada.

Robert Morrison. Mr. Morrison has served as a director of Rio Plata since March 2011. Mr. Morrison graduated from the University of Alberta, Canada with a B. Sc., Civil Engineering degree in 1970.  From 1995 to 2009, Mr. Morrison was the President of Agra Foundations Limited, a specialty trade contractor. Mr. Morrison has been a director of Bandera Gold Ltd., a gold exploration company listed on the TSX Venture exchange in Canada, since 2006. Mr. Morrison is a member of Association of Professional Engineers, Geologists and Geophysicists of Alberta, Canada.

Barry Price. Mr. Price has served as a director of Rio Plata since May 2011. Mr. Price is the President of B. J. Price Geological Consultants Inc. (1992 to present). He has been a director of several issuers over the past 36 years, including more recently Skygold Ventures Inc. (1996 to 2000 and 2002 to 2006) and Minterra Minerals Inc. from 1994 to 2000. He has been a professional geologist in BC since 1992. He is also a director of Silver Lake Resources Inc., Swift Resources Inc., Pinestar Gold Inc. and Victory Ventures Inc., which are junior exploration companies. He has a Bachelor of Science Degree (1965) and a Master of Science Degree(1972) from the University of British Columbia.

Other Directorships

None of our directors currently hold, or within the past five years have held, directorships in companies with a class of securities registered pursuant to Section 12 of the Exchange Act or that are subject to the requirements of Section 15(d) of such Act

Significant Employees

Other than our executive officers, we have no employees that make a significant contribution to our business.

Corporate Governance

Director Independence

Our securities are not listed on a national securities exchange or on any inter-dealer quotation system which has a requirement that a majority of directors be independent. We evaluate independence by the standards for director independence set forth in the NYSE MKT Marketplace Rules.

Under these rules, a director is not considered to be independent if he or she also is an executive officer or employee of the corporation or has loaned funds to us within the past two years. As a result, Mr. Bell, Mr. Bossert and Mr. Novis would not be considered independent because each serves as an officer of our company. In addition, Mr. Morrison would not be considered independent as he has loaned funds to our company over the past two years. Our other directors, Mr. Williams and Mr. Price, would be considered independent under these rules.

Board of Directors’ Meetings

During the fiscal year ended March 31, 2012, our board of directors met four times. Our board conducted all business and approved all corporate actions during the fiscal year ended March 31, 2012 by the unanimous written consent of its members in the absence of formal board meetings.

Committees of the Board of Directors

As our common stock is not presently listed for trading or quotation on a national securities exchange or NASDAQ, we are not presently required to have board committees.

We currently have an audit committee comprised of Mr. Bossert, Mr. Williams and Mr. Morrison. Mr. Bossert is considered a “financial expert” under applicable rules. The purpose of the Audit Committee is to assist the board in its oversight of the integrity of our financial statements and other relevant public disclosures, our compliance with legal and regulatory requirements relating to financial reporting, the external auditors' qualifications and independence and the performance of the internal audit function and the external auditors.

Due to our small size and limited operations to date, we do not presently have a nominating committee, compensation committee or other committee performing similar functions. We have not adopted any procedures by which security holders may recommend nominees to our board, and we do not have a diversity policy.

 Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own more than ten percent (10%) of our common stock, who are hereinafter collectively referred to as “Reporting Persons”, to file reports with the SEC of beneficial ownership and reports of changes in beneficial ownership of our common stock on Forms 3, 4 and 5. Reporting Persons are required by applicable SEC rules to furnish us with copies of all such forms filed with the SEC pursuant to Section 16(a) of the Exchange Act. To our knowledge, there have been no Section 16(a) reports filed other than a Form 3 by Robert Bell.

Code of Ethics

Due to our small size and limited operations to date, we have not adopted a formal code of ethics. Our Board has found that the fiduciary duties placed on individual directors by applicable legislation and the restrictions placed by applicable legislation on an individual director's participation in decisions of the Board in which the director has an interest have been sufficient to ensure that the Board operates independently of management and in the best interests of our company.

Board Leadership Structure and Role on Risk Oversight

Robert Bell currently serves as our President and Chief Executive Officer, Donald Bossert serves as our Chief Financial Officer and Richard Novis serves as our Secretary. Our board of directors is comprised of Robert Bell, Donald Bossert, Richard Novis, Kelvin Williams, Barry Price and Robert Morrison. At present, we have determined this leadership structure is appropriate due to our small size and limited operations and resources.

We have no policy requiring the combination or separation of the Principal Executive Officer and Chairman roles and our governing documents do not mandate a particular structure. Our directors recognize that the leadership structure and the combination or separation of these leadership roles is driven by our needs at any point in time.

Our directors are involved in the general oversight of risks that could affect our business and they will continue to evaluate our leadership structure and modify such structure as appropriate based on our size, resources and operations.

Stockholder Communication with the Board of Directors

Stockholders may send communications to our board of directors by writing to Rio Plata Exploration Corporation, Suite 1120, 470 Granville Street, Vancouver, British Columbia, V6C 1V5, Canada, Attention: Corporate Secretary.

Other Information

We are required to file periodic reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of these reports by accessing the SEC’s website at http://www.sec.gov. You may also send communications to our board of directors at Rio Plata Exploration Corporation, Suite 1120, 470 Granville Street, Vancouver, British Columbia, V6C 1V5, Canada, Attention: Corporate Secretary.

Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past five years:

•

any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•

any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•

being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, where the judgment has not been reversed, suspended, or vacated; or

•

being subject to any sanction or order of any self-regulatory or other organization or entity that has disciplinary authority over its members or persons associated with a member.

Family Relationships

There are no family relationships among our directors and executive officers.

Executive Compensation

Management Compensation

Except as noted below, we have not paid any cash or other compensation to any of our officers or directors in the last two fiscal years. We paid James Dempsey, our Chief Executive Officer and Chief Financial Officer prior to the Merger, an aggregate of $31,500 in each of fiscal 2012 and 2011 of WS Industries for his services. We paid $30,000 in each of fiscal 2012 and 2011 of Rio Plata to 0847473 B.C. Ltd., a private company controlled by Robert Bell and Richard Novis, both directors and officers of our company subsequent to the Merger, for management and administrative services.

Benefit Plans

There are no arrangements or plans pursuant to which we provide pension, retirement or similar benefits to our directors or executive officers.  Other than the Stock Option Plan described below,

we have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers.

We have no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payments to any officers or any other persons following, or in connection with, the resignation, retirement or other termination of an officer, or a change in control of us or a change in an officer’s responsibilities following a change in control. We may pay compensation to our officers in the future; however, the amounts and timing of the payments have not been determined.

Stock Options

No options to purchase shares of our common shares have been granted by us to our directors or officers. We have a stock option plan (the “Stock Option Plan”) which we assumed upon the Merger. The Stock Option Plan authorizes the issuance of incentive stock options to directors, officers, employees and consultants up to an aggregate of 1,256,370 of our issued shares from time to time.  No awards had been issued under the Stock Option Plan. While we may grant stock options and other incentive awards in the future, the amounts and timing of such grants have not been determined.

Compensation of Directors

We have no standard arrangements pursuant to which our directors are compensated for their services as directors. None of our directors has received any compensation of any nature on account of services rendered in such capacity. We have not established a policy to provide compensation to our directors for their services in such capacity. Our board will consider developing such a policy in the future.

 Management Agreements

We have entered into a management services agreement effective April 1, 2009 (the “Management Services Agreement”) with 0847473 B.C. Ltd. (dba Micro Cap et al), a private company controlled by Robert C. G. Bell and T. Richard Novis, directors and officers of the company.  Pursuant to the Management Services Agreement, 0847473 B.C. Ltd. provides management services to us for a fee of $3,500 per month (inclusive of rent for our business premises).  The management services agreement may be terminated by either party on six months written notice.

Indebtedness of Directors and Officers

None of our directors or senior officers, and no associates or affiliates of any of them, is indebted to us.

Compensation Committee Interlocks and Insider Participation

We have not paid any material compensation to our officers in the past and do not have a compensation committee or a committee performing similar functions. All compensation matters are determined by our board of directors. We plan to have a compensation committee when we elect additional independent persons to our board of directors.

Change of Control

We have no pension or compensatory plans or other arrangements which provide for compensation to our directors or officers in the event of a termination of employment or a change in our control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

WS Industries

Pursuant to a resolution dated June 1, 2008, James Dempsey, a former officer of WS Industries, who was a majority shareholder of WS Industries, was to be paid a monthly management fee of $2,600 per month. The amount could be adjusted from time to time at the discretion of the Board of Directors of WS Industries. During the year ended August 31, 2011, $118,300 which was accrued management fees from previous years was settled through the issuance of a convertible promissory note.

During the year ended August 31, 2012, the company incurred management fees of $31,200 (2011: $31,200) payable to Mr. Dempsey. As at August 31, 2012, accounts payable included $36,600 (August 31, 2011 - $5,400) in management fees payable to Mr. Dempsey

As at August 31, 2012, loans and advances includes an advance of $70,110 (August 31, 2011 $ - $45,000) Mr. Dempsey.

Pursuant to a resolution dated June 1, 2008, the spouse of Mr. Dempsey was to be paid monthly to provide administrative services to WS Industries at a rate of $1,800 per month.  The amount could be adjusted from time to time at the discretion of the Board of Directors. During the year ended August 31, 2011, $63,000 (2010 - $Nil) in respect of these administrative fees was settled through the issuance of a convertible promissory note.

During the year ended August 31, 2012, the company also incurred administrative fees of $21,600 (2011- $21,600) payable to the wife of Mr. Dempsey. As at August 31, 2012, accounts payable included $28,800 in administrative services payable to the wife of Mr. Dempsey.

During the year ended August 31, 2012, WS Industries incurred management fees of $31,200 (2011: $31,200) payable to the James Dempsey, a officer and director of the company. As at August 31, 2012, accounts payable included $36,600 (August 31, 2011: $5,400) in management fees payable to Mr. Dempsey.

Rio Plata

During the year ended March 31, 2012, Rio Plata incurred:

(a) Rent of $12,000 (2011 - $12,000) through companies owned by Robert Bell, the President and a Director of the Corporation; and

(b) Management fees of $30,000 (2011 - $30,000) through companies owned by Mr. Bell.

There have been no other transactions since April 1, 2011 or any other currently proposed transactions, in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

While we do not have any special committee, policy or procedure related to the review, approval or ratification of transactions with related persons, our board of directors reviews all such transactions.

LEGAL PROCEEDINGS

We are currently not a party to any material legal proceedings, nor are we aware of any material pending legal proceedings to which we are a party or of which our property is the subject. We also know of no proceedings to which any of our directors, officers or affiliates, or any registered or beneficial holders of more than 5% of any class of our securities, or any associate of any such director, officer, affiliate or security holder are an adverse party or have a material interest adverse to us.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON

EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock have been quoted for trading on the Over-the-Counter Bulletin Board in the United States since July 2008 under the symbol “WSID.OB.” There has not been any material trading in our common stock over the past two fiscal years and to date. There are no options, warrants or securities convertible into shares of our common stock currently issued and outstanding, other convertible loans described in our financial statements.

Holders

There are 60 holders of record of our common stock.

Dividends

We have not paid dividends on our shares of common stock and we do not expect to declare or pay dividends on shares of our common stock for the foreseeable future.  We intend to retain earnings, if any, to finance the development and expansion of our business.  Our future dividend policy will be subject to the discretion of our Board of Directors and will depend upon our future earnings, if any, our financial condition, capital requirements, general business conditions and other factors.

Equity Compensation Plans

The following table sets forth certain information pertaining to our equity compensation plan as at the end of the most recently completed financial year:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by securityholders	N/A	N/A	1,256,370(1)
Equity compensation plans not approved by securityholders	N/A	N/A	Nil
TOTAL	N/A	N/A	1,256,370(1)

(1) These shares are reserved under our stock option plan assumed under the Merger.

Recent Sales of Unregistered Securities

At the Effective Time, we issued 28,000,000 shares of our common stock to Rio Plata’s shareholders in exchange for all of the outstanding common shares of Rio Plata. In addition, we issued 5,000,000 shares upon conversion of WS Debt.

The sales of the securities identified above were made to all but two persons pursuant to the exemption provided by Rule 903 of Regulation S under the Securities Act of 1933, as amended, in an offshore transaction to non-U.S. persons, no directed selling efforts were made and offering restrictions were implemented, within the meaning of Rule 902 of Regulation S.

The sales of the securities identified above to two US persons were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, we believe that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and the rules promulgated thereunder. Each of these persons represented to us that they were accredited investors acquiring the shares for investment and not distribution.

All investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration under the Securities Act or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share of which there are 36,131,000 shares issued and outstanding.

The following statements are qualified in their entirety by reference to the detailed provisions of our certificate of incorporation and bylaws.

Common Stock

The holders of our common stock are entitled to one vote per share on matters on which our shareholders vote. There are no cumulative voting rights. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in any assets available for distribution to holders of shares of our common stock. There are no redemption or pre-emptive rights with respect to our shares of common stock.

Holders of common stock are entitled to receive dividends as declared by our board of directors, including dividends in the form of our common stock.

Stock Options and Warrants

There are no outstanding options or warrants to acquire shares of our common stock.

Convertible Debt

There is approximately $1,055,845 (including $125,445 of interest) of short-term debt that is convertible in shares of our common stock on the basis of one share for each $0.30 of debt. We are in the process of converting the short-term debt to long-term debt that will not have a conversion feature.

Anti-takeover Provisions

Our Articles of Incorporation and Bylaws will contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing our board of directors and management.  According to our Bylaws and Articles of Incorporation, the holders of our common stock have no cumulative voting rights in the election of our directors.  The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting will make it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of our company by replacing our board of directors.

Shares Eligible for Future Sale

We have outstanding 36,131,000 shares of common stock. All of these shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

 Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 also is not available for resale of securities issued by any shell companies (other than business combination-related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an exception to this prohibition, however, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, none of our stockholders will be able to sell shares of our common stock in reliance on Rule 144 at the Effective Time, unless registered under the Securities Act. Assuming we continue to meet the requirements set forth above, Rule 144 will become available to our stockholders one year after the Effective Date. Our stockholders will only be able to resell their shares of our common stock pursuant to a registration statement that has been declared effective under the Securities Act or pursuant to another exemption from registration prior to that time.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)

his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)

his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.7502 of the NRS provides as follows:

1.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)

is not liable pursuant to NRS 78.138; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)

is not liable pursuant to NRS 78.138; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

Our Articles and Bylaws

Under our Articles of Incorporation, each person who was or is made a party or is  threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal,  administrative or investigative (hereafter a "proceeding"), by reason of the  fact  that he or  she,  or a  person  for  whom  he or she is the  legal representative, is or was an officer or director of the corporation or is or was serving at the request of the  corporation  as an officer or director or another corporation  or of a  partnership,  joint  venture,  trust or other  enterprise, including  service with respect to employee  benefit  plans whether the basis of such  proceeding  is alleged  action in an  official  capacity  as an officer or director or in any other  capacity while serving as an officer or director shall be  indemnified  and  held  harmless  by  the  corporation to the fullest extent  authorized  by Nevada  law,  as the same exists or may hereafter  be  amended,  (but,  in the case of any such  amendment,  only to the extent  that such  amendment  permits  the  corporation  to provide  broader indemnification  rights than said law permitted the corporation to provide prior to  such  amendment),   against  all  expense,  liability  and  loss  (including attorneys' fees,  judgments,  fines, ERISA excise taxes or penalties and amounts to be paid in  settlement)  reasonably  incurred  or  suffered by such person in connection therewith and such indemnification  shall continue as to a person who has ceased to be an officer or  director  and shall  inure to the benefit of his here heirs,  executors and  administrators;  provided,  however,  that except as provided  herein  with  respect to  proceedings  seeking  to  enforce  rights to indemnification,  the  corporation  shall  indemnify  any  such  person  seeking indemnification  in connection with a proceeding (or part thereof)  initiated by such person only if such  proceeding  (or part  thereof) was  authorized  by the First Board of Directors of the corporation.

Under our Bylaws, the company shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company) by reason of the fact that such person is or was a Director, Trustee, Officer, employee or agent of the company, or is or was serving at the request of the company as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the company, and with respect to any criminal action proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosures set forth in Item 2.01 above are hereby incorporated by reference into this Item 3.02.

Item 5.01. Changes in Control of Registrant.

The disclosures set forth in Item 2.01 above are hereby incorporated by reference into this Item 5.01.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosures set forth in Item 2.01 above are hereby incorporated by reference into this Item 5.02.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosures set forth in Item 2.01 above are hereby incorporated by reference into this Item 5.01. As a result of the Merger, our fiscal year end has changed to March 31, which is the fiscal year end of Rio Plata. Accordingly, we intend to file an Annual Report on Form 10-K for the fiscal year ended March 31, 2013 on or before June 29, 2013.

Item 5.06. Change in Shell Company Status.

As described in Items 1.01 and 2.01 above, which are incorporated by reference into this Item 5.06, we ceased being a shell company (as defined in Rule 12b-2 under the Exchange Act) upon completion of the Merger.

Item 9.01. Financial Statements and Exhibits.

(a) As a result of its acquisition of Rio Plata as described in Item 2.01, the registrant is filing herewith Rio Plata’s audited consolidated financial statements as of and for the fiscal year ended March 31, 2012 and 2011 and its interim unaudited consolidated financial statements as of and for the three and nine months ended December 31, 2012 and 2011 as Exhibit 99.1 to this current report.

(b) Unaudited pro forma condensed combined financial information as of and for the fiscal year ended August 31, 2012 and as of and for the nine months ended February 28, 2013 is attached as Exhibit 99.2 to this current report.

(d) Exhibits.

Exhibit	Description
2.1	Agreement and Plan of Merger, dated April 22, 2013, by and among W. S. Industries, Inc., W.S. Merger Corp., Rio Plata Exploration Corporation and certain holders of debt of WS Industries(1)
3.1	Articles of Merger relating to the merger of W.S. Merger Corp. with and into Rio Plata Exploration Corporation, filed with the Secretary of State of the State of Nevada on May 14, 2013
3.2	Articles of Incorporation
3.3	Certificate of Amendment to Articles of Incorporation
3.4	Bylaws of W.S. Industries Inc.
10.1	Indemnity Agreement, dated as of April 22, 2013 between W.S. Industries Inc., W.S. Merger Corp., Rio Plata Exploration Corporation and Robert Bell(1)
10.2*	Management Services Agreement dated as of April 1, 2009 between 0847473 B.C. Ltd. and Rio Plata Exploration Corporation
10.3	Exploration Contract and Unilateral Promise of Sale between Manuel de Jesus Hernandez Tovar and Real de Plata Resources S.A. de C.V. dated August 26, 2010
10.4	Assignment of Mining Rights Contract between Manuel de Jesus Hernandez Tovar and Real de Plata Resources S.A. de C.V. dated August 27, 2010
10.5	Asset Operation Contract between Manuel de Jesus Hernandez Tovar and Real de Plata Resources S.A. de C.V. dated August 27, 2010
10.6	Stock Option Plan dated February 10, 2010
99.1

Audited consolidated financial statements of Rio Plata Exploration Corporation. as of and for the fiscal year ended March 31, 2012 and 2011 and unaudited consolidated financial statements of Rio Plata Exploration Corporation as of and for the three and nine months ended December 31, 2012 and 2011

99.2	Unaudited Pro Forma Condensed Combined Financial Statements as of and for the fiscal year ended August 31, 2012 and as of and for the nine months ended February 28, 2013

(1) Incorporated by reference to Form 8-K filed with the SEC on April 26, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2013	W. S. INDUSTRIES INC.
	By:	/s/ Robert Bell
Robert Bell
Chief Executive Officer